                                                                 Exhibit 10.1

                          AGREEMENT AND PLAN OF MERGER

                                      Among


                             VINA TECHNOLOGIES, INC.

                        WCS ACQUISITION SUBSIDIARY, INC.

                                       and

                      WOODWIND COMMUNICATIONS SYSTEMS, INC.




                                October 30, 2000

                                TABLE OF CONTENTS
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ARTICLE 1 DEFINITIONS............................................................................................    2
         1.1      Certain Definitions............................................................................    2
         1.2      Other Definitions..............................................................................    3

ARTICLE 2 THE MERGER AND RELATED TRANSACTIONS....................................................................    4
         2.1      The Merger.....................................................................................    4
         2.2      Effective Time of the Merger...................................................................    4
         2.3      Certificate of Incorporation and Bylaws of Surviving Corporation; Board of Directors and
                  Officers of Surviving Corporation..............................................................    4
         2.4      Effect of Merger on Capital Stock..............................................................    5
         2.5      Issuance and Exchange of Certificates..........................................................    8
         2.6      No Further Ownership Rights in Stock...........................................................    9
         2.7      Tax Treatment..................................................................................    9

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF COMPANY..............................................................    9
         3.1      Organization...................................................................................   10
         3.2      Capital Structure..............................................................................   10
         3.3      Equity Investments.............................................................................   11
         3.4      Authority......................................................................................   12
         3.5      Financial Statements...........................................................................   13
         3.6      Business Changes...............................................................................   13
         3.7      Properties.....................................................................................   15
         3.8      Accounts Receivable............................................................................   16
         3.9      Taxes..........................................................................................   17
         3.10     Employees......................................................................................   18
         3.11     Compliance with Law............................................................................   19
         3.12     [Intentionally Omitted.].......................................................................   19
         3.13     Litigation.....................................................................................   19
         3.14     Contracts......................................................................................   19
         3.15     No Default.....................................................................................   21
         3.16     Customers......................................................................................   21
         3.17     Proprietary Rights.............................................................................   21
         3.18     Insurance......................................................................................   24
         3.19     Bank Accounts..................................................................................   25
         3.20     Brokers or Finders.............................................................................   25
         3.21     Certain Advances...............................................................................   25
         3.22     Related Parties................................................................................   25
         3.23     Employee Benefit Plans; ERISA..................................................................   26
         3.24     Board Recommendation...........................................................................   27
         3.25     Underlying Documents...........................................................................   27
         3.26     Full Disclosure................................................................................   28

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
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ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT...............................................................   28
         4.1      Organization...................................................................................   28
         4.2      Merger Sub Capital Structure...................................................................   28
         4.3      Authority......................................................................................   29
         4.4      Capital Structure..............................................................................   29
         4.5      SEC Documents..................................................................................   30
         4.6      Absence of Certain Changes.....................................................................   31
         4.7      Compliance with Laws...........................................................................   32
         4.8      Litigation.....................................................................................   32
         4.9      Proprietary Rights.............................................................................   32
         4.10     Brokers or Finders.............................................................................   34
         4.11     Full Disclosure................................................................................   34

ARTICLE 5 COVENANTS RELATING TO CONDUCT OF BUSINESS..............................................................   34
         5.1      Covenants of Company...........................................................................   34
         5.2      Benefit Plans, Etc.............................................................................   37
         5.3      Other Actions..................................................................................   37
         5.4      Covenants of Parent............................................................................   38
         5.5      Advice of Changes; Government Filings..........................................................   39
         5.6      Accounting Methods.............................................................................   39
         5.7      Intellectual Property Matters..................................................................   39
         5.8      Additional Options.............................................................................   ..
         5.9      Further Information............................................................................   39

ARTICLE 6 ADDITIONAL AGREEMENTS..................................................................................   40
         6.1      Access to Information..........................................................................   40
         6.2      Legal Conditions to the Merger and Related Transactions........................................   40
         6.3      Communications; Confidentiality................................................................   40
         6.4      Update to Disclosures..........................................................................   40
         6.5      Certain Notifications..........................................................................   41
         6.6      Treatment of Plans, Agreements and Options.....................................................   41
         6.7      Agreements by Affiliated Stockholders..........................................................   41
         6.8      Options........................................................................................   42
         6.9      Employees......................................................................................   43
         6.10     Treatment of Merger as Qualifying Reorganization...............................................   43
         6.11     Tax Matters....................................................................................   44
         6.12     State Statutes.................................................................................   45
         6.13     Fairness Hearing; Stockholder Approval.........................................................   45
         6.14     Information Supplied...........................................................................   46
         6.15     Nasdaq Listing.................................................................................   47
         6.16     Indemnification of Company Directors and Officers..............................................   48
         6.17     Transfer Restriction Agreements................................................................   48

ARTICLE 7 CONDITIONS PRECEDENT...................................................................................   48
         7.1      Conditions to Obligations of Parent, Merger Sub and Company....................................   48
         7.2      Conditions to Obligations of Parent and Merger Sub.............................................   49
         7.3      Conditions to Obligations of Company...........................................................   51

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                                       34
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ARTICLE 8 CLOSING 52
         8.1      Closing Date...................................................................................   52
         8.2      Filing Date....................................................................................   53
         8.3      Efforts........................................................................................   53

ARTICLE 9 INDEMNIFICATION AND ESCROW.............................................................................   53
         9.1      Survival of Representations and Warranties.....................................................   53
         9.2      Indemnification by Company Stockholders........................................................   53
         9.3      Escrow Funds...................................................................................   54
         9.4      Indemnification by Parent......................................................................   54
         9.5      Third Party Claims.............................................................................   55
         9.6      Holders' Representative........................................................................   55

ARTICLE 10 PAYMENT OF EXPENSES...................................................................................   57
         10.1     Payment of Expenses............................................................................   57

ARTICLE 11 TERMINATION, AMENDMENT AND WAIVER.....................................................................   57
         11.1     Termination....................................................................................   57
         11.2     Effect of Termination..........................................................................   58
         11.3     Amendment......................................................................................   59
         11.4     Extension; Waiver..............................................................................   59

ARTICLE 12 GENERAL...............................................................................................   60
         12.1     Notices........................................................................................   60
         12.2     Headings; Construction.........................................................................   60
         12.3     Counterparts...................................................................................   61
         12.4     Binding Effect; Parties in Interest............................................................   61
         12.5     Entire Agreement; Assignment...................................................................   61
         12.6     Schedules and Exhibits.........................................................................   61
         12.7     Applicable Law; Venue; Waiver of Jury Trial....................................................   61
         12.8     Severability...................................................................................   62
         12.9     Remedies Cumulative............................................................................   62
         12.10    Specific Performance...........................................................................   62
         12.11    Commercially Reasonable Efforts; Further Assurances............................................   63

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Exhibit A.        Certificate of Merger
Exhibit B.        Certificate of Incorporation
Exhibit C.        Bylaws
Exhibit D.        Form of Stockholders' Agreement
Exhibit E.        Form of Affiliate Agreement
Exhibit F.        [RESERVED]
Exhibit G.        Form of Opinion of Shaw Pittman
Exhibit H.        [RESERVED]
Exhibit I.        Escrow Agreement
Exhibit J.        Form of Noncompetition Agreement
Exhibit K.        Form of Opinion of Pillsbury Madison & Sutro LLP
Exhibit L-1       Form of Employment Agreement of Richard Berger
Exhibit L-2       Form of Employment Agreement of Rajeev Agrawal
Exhibit L-3       Form of Employment Agreement of Richard Ruggeiro
Exhibit M         Form of Transfer Restriction Agreement
Exhibit N         Surviving Company Articles of Incorporation

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of October 30, 2000, between VINA TECHNOLOGIES, INC., a Delaware corporation ("Parent"), WCS ACQUISITION SUBSIDIARY, INC., a Delaware corporation ("Merger Sub") and WOODWIND COMMUNICATIONS SYSTEMS, INC., a Delaware corporation ("Company").

                                   WITNESSETH:

         WHEREAS, the Boards of Directors of each of Parent, Merger Sub and Company believe it is in the best interests of Parent, Merger Sub and Company and their respective stockholders that Parent acquire Company through the merger of Merger Sub with and into Company (the "Merger"), with Company as the surviving corporation, and, in furtherance thereof, have approved the Merger in accordance with the General Corporation Law of the State of Delaware (the "Delaware Law") and subject to the terms and conditions set forth in this Agreement; and

         WHEREAS, the Merger is intended to qualify as a "reorganization" under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, following the Merger in accordance with the terms of this Agreement, Company shall be a wholly-owned subsidiary of Parent, and all shares of Common Stock, $0.01 par value per share, of Company ("Company Common Stock") and all shares of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, $0.01 par value per share, of Company (collectively, the "Company Preferred Stock", and together with the Company Common Stock, the "Company Capital Stock"), issued and outstanding will be converted into shares of Common Stock, $.0001 par value per share, of Parent ("Parent Common Stock") in accordance with this Agreement; and

         WHEREAS, as a condition and inducement to Parent to enter into this Agreement and incur the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent and certain holders ("Major Holders") of shares of Company Capital Stock have entered into Stockholders' Agreements in the form of Exhibit D attached hereto (the "Stockholders Agreements"), pursuant to which, among other things, each such holder has agreed to vote the shares of Company Capital Stock held by them in favor of approval and adoption of this Agreement; and

         WHEREAS, as a condition and inducement to Parent to enter into this Agreement and incur the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent and each of Richard Berger, Rajeev Agrawal and Richard Ruggeiro have entered into (i) an employment agreement in the forms attached hereto as Exhibits L-1, L-2 and L-3, respectively (the "Employment Agreements"), and (ii) an agreement not to compete in the form of Exhibit K attached hereto (the "Noncompetition Agreements"); and

         WHEREAS, the parties hereto desire to enter into this Agreement for the purpose of setting forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and the conditions precedent to the consummation of the Merger and the transactions related thereto,

         NOW, THEREFORE, in consideration of the premises and of the mutual provisions, agreements and covenants herein contained, Parent, Company and Merger Sub agree as follows:

                                   ARTICLE 1

                                   DEFINITIONS

         1.1 Certain Definitions. The terms defined in this Section 1.1 shall, for all purposes of this Agreement, have the meanings herein specified:

         (a) "Company Material Adverse Effect" shall mean any event, change, circumstance, condition or effect which, when considered with all other events, changes, circumstances, conditions and effects, has, or any development that could be reasonably expected to have, a material adverse effect on the results of operations, financial condition, assets, liabilities, business or prospects of Company; provided, that Company Material Adverse Effect shall not include (i) general changes in economic conditions or Company's industry, each considered alone without regard to any other effects, changes, events, circumstances or conditions, and (ii) any adverse change, event or effect that is demonstrated by Company to be primarily caused by the pendency of the Merger or the transactions contemplated hereby (including, without limitation, obligations contemplated by this Agreement and the Merger).

         (b) "Governmental Entity" shall mean any court, administrative agency or commission or other governmental body, authority or instrumentality.

         (c) "Holders' Representative" shall mean Stephen Fredrick.

         (d) "knowledge" shall mean (i) with respect to Company, the actual knowledge of Company's Chief Executive Officer and Chief Financial Officer and, with respect to Sections 3.14, 3.13, 3.15 and 3.17, Mr. Rajeev Agrawal, after reasonable investigation, and (ii) with respect to Parent or Merger Sub, the actual knowledge of Parent's Chief Executive Officer and Chief Financial Officer and, with respect to Sections 4.8 and 4.9 only, Mr. Josh Soske, after reasonable investigation.

         (e) "Legal Requirements" shall mean any law, statute, constitution, principle of common law, ordinance, code, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any court or other Governmental Entity.

         (f) "Merger Consideration" shall mean the Merger Shares and the Cash Merger Consideration, if any.

         (g) "Nasdaq" shall mean the Nasdaq National Market.

         (h) "Parent Material Adverse Effect" shall mean any event, change, circumstance, condition or effect which, when considered with all other events, changes, circumstances, conditions and effects, has, or any development that could be reasonably expected to have, a material adverse effect on the results of operations, financial condition, assets, liabilities, business or prospects of Parent; provided, that Parent Material Adverse Effect shall not include (i) general changes in economic conditions or Parent's industry, each considered alone without regard to any other effects, changes, events, circumstances or conditions; (ii) any adverse change, event or effect that is demonstrated by Parent to be primarily caused by the pendency of the Merger or the transactions contemplated hereby (including, without limitation, obligations contemplated by this Agreement and the Merger); or (iii) any change in the price on Nasdaq of the Parent Common Stock (provided that such change in price is not related to or connected with, and does not arise out of any other effects, changes, events, circumstances or conditions).

         (i) The term "patent" shall mean any and all patents and patent applications of any country, including any divisions, substitutions, continuations continuations-in-part, reissues, reexaminations, or extensions thereof, and all corresponding foreign patents and patent applications filed or issued in any other country which are based upon or derived from such first-mentioned patents or patent applications.

         (j) "Permitted Liens" shall mean (a) liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet due and payable or that are being diligently contested in good faith by appropriate proceeding; (b) liens of mechanics, materialmen, warehousemen or other like liens securing obligations incurred in the ordinary course of business that are not yet due and payable; and (c) similar liens and encumbrances which are incurred in the ordinary course of business, so long as such liens or encumbrances set forth in clauses (a), (b) and (c) above do not in the aggregate materially detract from the value of such assets or properties subject thereto or materially impair the use thereof in the operation of such business.

         (k) "Person" or "person" shall mean any natural person, corporation, trust, limited liability company, partnership, Governmental Entity or other entity.

         (l) "SEC" shall mean the Securities and Exchange Commission.

         (m) "Subsidiary" of a specified entity means a corporation whose voting securities are owned directly or indirectly by the specified entity in such amounts as are sufficient to elect at least a majority of the Board of Directors.

         (n) The terms "contract" and "agreement" include every contract, agreement, commitment, understanding and promise, whether written or oral.

         1.2 Other Definitions. In addition to the terms defined in Section 1.1, certain other terms are defined elsewhere in this Agreement, and, whenever such terms are used in this Agreement, they shall have their respective defined meanings, unless the context expressly or by necessary implication otherwise requires.

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                                   ARTICLE 2

                       THE MERGER AND RELATED TRANSACTIONS

         2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), Merger Sub shall be merged with and into Company, and the separate corporate existence of Merger Sub shall cease. Company shall be the surviving corporation in the Merger (the "Surviving Corporation"). Notwithstanding the foregoing, if the conditions to Closing set forth in Section 7.3(e) are not satisfied because none of the counsel referred to therein is able to opine that the Merger shall be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code due to the adjustments set forth in Section 2.4(d) below, then the Company shall be merged with and into Merger Sub (such a merger shall also be referred to as the "Merger") and the separate existence of the Company shall cease, and in such an event, Merger Sub shall be the Surviving Corporation, if such changed form of Merger would permit the conditions to Closing set forth in Section 7.3(e) to be satisfied. The Merger shall have the effects set forth in the applicable provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), and at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, liabilities, and duties of Company and Merger Sub, all as provided under Delaware Law.

         2.2 Effective Time of the Merger. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date (as defined in Article 8 of this Agreement), a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by Company and Merger Sub and thereafter delivered to the Secretary of State of the State of Delaware for filing in accordance with Delaware Law. The Merger shall become effective upon the later to occur of the acceptance of such filing by the Secretary of State of the State of Delaware or such time thereafter as is provided by the Certificate of Merger (the "Effective Time").

         2.3 Certificate of Incorporation and Bylaws of Surviving Corporation; Board of Directors and Officers of Surviving Corporation. Upon the Effective
Time:

         (a) The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation, as amended and restated by the form of Third Amended and Restated Certificate of Incorporation attached hereto as Exhibit N, until thereafter amended in accordance with applicable law;

         (b) The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with such bylaws, the certificate of incorporation of the Surviving Corporation and applicable law;

         (c) The directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, until the next annual meeting of stockholders (or the earlier of his or her resignation or removal) and until his or her successor shall have been duly elected and qualified; and

         (d) Except as may be specified by Parent pursuant to Schedule 2.3, which shall be delivered to Company no later than three (3) business days prior to the Closing Date, the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the bylaws of the Surviving Corporation, until the earlier of his or her resignation or removal and until his or her successor shall have been appointed and qualified.

         2.4 Effect of Merger on Capital Stock .

         (a) Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of outstanding capital stock of Merger Sub, each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

         (b) Cancellation of Company-Owned and Parent-Owned Stock. All shares of Company Common Stock and Company Preferred Stock, if any, that are owned directly or indirectly by Company, and all shares of Company Common Stock and Company Preferred Stock, if any, that are owned directly or indirectly by Parent or any of its Subsidiaries, shall be cancelled, and no stock of Parent or other consideration shall be delivered in exchange therefor.

         (c) Conversion of Company Capital Stock. Subject to the terms and conditions of this Agreement, and except as set forth in Section 2.4(d), at the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Capital Stock, or the holder of any options, warrants or other rights to acquire or receive shares of Company Capital Stock, the following shall occur:

         (1) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 2.4(b) and any "Dissenting Shares" (as defined and to the extent provided in Section 2.4(h)) will be cancelled and extinguished and be converted automatically into the right to receive 0.142636 shares of Parent Common Stock (the "Common Exchange Ratio");

         (2) Conversion of Company Preferred Stock.

                  (i) Series A Preferred Stock. Each share of Series A Preferred Stock of Company ("Series A Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Series A Preferred Stock to be cancelled pursuant to Section 2.4(b) and any Dissenting Shares) will be cancelled and extinguished and be converted automatically into the right to receive 0.142636 shares of Parent Common Stock (the "Series A Exchange Ratio").

                  (ii) Series B Preferred Stock. Each share of Series B Preferred Stock of Company ("Series B Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Series B Preferred Stock to be cancelled pursuant to Section 2.4(b) and any Dissenting Shares) will be cancelled and extinguished and be converted automatically into the right to receive 0.148500 shares of Parent Common Stock (the "Series B Exchange Ratio").

                  (iii) Series C Preferred Stock. Subject to Section 2.4(d), each share of Series C Preferred Stock of Company ("Series C Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Series C Preferred Stock to be cancelled pursuant to Section 2.4(b) and any Dissenting Shares) will be cancelled and extinguished and be converted automatically into the right to receive 0.221239 shares of Parent Common Stock (the "Series C Exchange Ratio").

         (3) Conversion of Company Options. At the Effective Time, all options to purchase shares of Company Common Stock, whether or not vested, outstanding immediately prior to the Effective Time (collectively, the "Company Options"), shall be assumed by Parent and shall thereafter constitute options to purchase shares of Parent Common Stock, in accordance with the provisions of Section 6.8 hereof.

         (d) Adjustment of Merger Consideration. In the event that the average of the daily closing sales prices of Parent Common Stock on Nasdaq for the ten
(10) trading day period ending on the third (3rd) trading day prior to the Closing Date is less than ten dollars ($10.00) per share, each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Series C Preferred Stock to be cancelled pursuant to Section 2.4(b) and any Dissenting Shares) will be cancelled and extinguished and be converted automatically into the right to receive (i) 0.173206 shares of Parent Common Stock (the "Adjusted Series C Exchange Ratio") and (ii) $0.720500 (the "Cash Exchange Ratio"). The aggregate of any and all cash paid pursuant to this Section 2.4(d) shall be known as the "Cash Merger Consideration."

         (e) Adjustment of Exchange Ratios. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock, Company Common Stock or Company Preferred Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, the number of shares of Parent Common Stock and amount of Cash Merger Consideration, if any, to be delivered pursuant to this Agreement (or, in the case of Company Options, reserved for issuance) shall be correspondingly adjusted, and the exercise price for the assumed Company Options shall be correspondingly adjusted. No adjustment shall be made in the respective Exchange Ratios or the number of shares of Parent Common Stock and amount of Cash Merger Consideration, if any, issued in the Merger as a result of any consideration (in any form whatsoever) received by Company from the date hereof to the Effective Time as a result of any exercise, conversion or exchange of Company Options or Company Preferred Stock.

         (f) Escrow. 7.2618% of the number of shares of Parent Common Stock received by each former holder of capital stock of Company pursuant to Section 2.4(c) above (the "Merger Shares"), rounded up to the nearest whole share, shall be issued in accordance with the terms of the Escrow Agreement in the names of the stockholders of Company, but shall be delivered at the Effective Time to the Escrow Agent (as defined in Section 9.3(a) hereof) to be held and distributed in accordance with the provisions of Article 9 hereof and the Escrow Agreement; provided, however, that in the event the holders of Series C Preferred Stock shall be entitled to receive Cash Merger Consideration as set forth in Section 2.4(d) above, 9.275655% of the number of shares of Parent Common Stock received by each former holder Series C Preferred Stock pursuant to
Section 2.4(d) above, and 7.261817% of the number of shares of Parent Common Stock received by all other former holders of Company Capital Stock pursuant to
Section 2.4(c) above shall be issued in accordance with the terms of the Escrow Agreement in the names of the former stockholders of Company, but shall be delivered at the Effective Time to the Escrow Agent (as defined in Section 9.3(a) hereof) to be held and distributed in accordance with the provisions of
Article 9 hereof and the Escrow Agreement. All shares of Parent Common Stock delivered to the Escrow Agent pursuant to this Section 2.4(f) shall be collectively known as the "Escrow Shares."

         (g) Fractional Shares. No fractional shares of Parent Common Stock shall be issued, but in lieu thereof each holder of Company Capital Stock ("Holder") who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such Holder) shall receive from Parent an amount of cash (rounded up to the nearest whole cent) equal to the product of (i) the fraction of a share of Parent Common Stock to which such Holder would otherwise be entitled, times (ii) the Closing Stock Price. The "Closing Stock Price" shall mean the average closing price of the Parent Common Stock on Nasdaq for the five
(5) trading day period ending two (2) trading days prior to the Closing Date.

         (h) Dissenting Shares; Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, no share of Company Common Stock or Company Preferred Stock, the holder of which (a "Dissenting Stockholder") has properly exercised and perfected dissenters' rights of appraisal under Section 262 of Delaware Law (a "Dissenting Share"), shall be converted into the right to receive any Merger Shares and/or cash and/or cash in lieu of fractional Merger Shares, but such Dissenting Stockholder shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of Delaware Law with respect to such Dissenting Share; provided that if any such Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or otherwise lost his, her or its rights to appraisal under Delaware Law, each of such Dissenting Stockholder's Dissenting Shares shall thereupon be deemed to have been converted into the right to receive the number of Merger Shares and/or cash, in accordance with Section 2.4(c) or 2.4(d), as the case may be (and including cash in lieu of fractional shares, as provided in Section 2.4(g)), applicable thereto as if such Dissenting Share had not been a Dissenting Share at the Effective Time, without any interest thereon, and such share shall thereupon no longer be a Dissenting Share. Company shall give Parent (i) prompt notice of any written demands for appraisal in respect of any shares of Company Common Stock or Company Preferred Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law (including, without limitation, instruments concerning appraisal or dissenters' rights) and received by Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for the exercise of dissenters' rights in respect of any shares of Company Common Stock or Company Preferred Stock or offer to settle or settle any such demands.

         2.5 Issuance and Exchange of Certificates

         (a) Parent to Make Common Stock Available. At the Closing, Parent shall irrevocably deposit (or cause to be deposited) with an exchange agent reasonably satisfactory to the Holders' Representative (the "Exchange Agent"), for the benefit of the Holders, for exchange in accordance with this Agreement, through such reasonable procedures as Parent and the Holders' Representative may jointly adopt, (i) the Merger Shares (less the Escrow Shares), (ii) cash in respect of the Cash Merger Consideration (if any) and (iii) cash in lieu of any fractional shares of Parent Common Stock to be paid pursuant to Section 2.4(g).

         (b) Exchange Procedures. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Preferred Stock (collectively, the "Certificates") whose shares are being converted into the right to receive Merger Shares (excluding Dissenting Shares) and Cash Merger Consideration (if any, and as applicable), (i) a letter of transmittal which shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and have such other customary provisions (but including an assignment in blank to be deposited into Escrow necessary to effect any transfer of Escrow Shares to Parent in accordance with Article 9 and the Escrow Agreement) as Parent may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Shares and Cash Merger Consideration (if any, and as applicable). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the certificates representing the number of shares of Parent Common Stock and/or Cash Merger Consideration, if any, and payments in lieu of fractional shares to which such Holder is entitled pursuant to Section 2.4(f) and is represented by the Certificate so surrendered. The Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Capital Stock which is not registered in the transfer records of Company, the stock certificates representing shares of Parent Common Stock and/or Cash Merger Consideration, if any (and cash in lieu of fractional shares) may be delivered to a transferee if the Certificate representing the right to receive such Parent Common Stock and/or Cash Merger Consideration, if any (and cash in lieu of fractional shares) is presented to the Exchange Agent and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Parent shall (and shall cause the Exchange Agent to) follow the same procedure with respect to lost, stolen or mutilated Certificates as it follows with respect to lost, stolen or mutilated Parent certificates. Unless and until any such Certificate shall be so surrendered, or such procedures respecting lost, stolen or mutilated Certificates are followed, the holders of the Certificate shall not be entitled to receive certificates for the Parent Common Stock and/or Cash Consideration, if any or cash for any fractional share of Parent Common Stock and any dividends paid or other distributions made to holders of record of Parent Common Stock after the Effective Time shall be paid to and retained by the Exchange Agent and paid over to such holder when such Certificate is surrendered or such procedures are implemented in accordance with this Section 2.5(b). Neither Parent nor the Surviving Corporation shall have any liability to any holder or former holder of capital stock of Company for any shares of Parent

Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

         (c) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered in exchange for Parent Common Stock (and cash in lieu of fractional shares) and/or Cash Consideration, if any, by any "Affiliate" (as determined pursuant to Section 6.7) of Company shall not be exchanged for certificates representing Parent Common Stock (and cash in lieu of fractional shares) and/or Cash Consideration, if any, until Parent has received a written Affiliate Agreement from such person as provided in Section 6.7 hereof.

         2.6 No Further Ownership Rights in Stock. All Parent Common Stock and/or Cash Consideration, if any, delivered upon the surrender for exchange of shares of Company Common Stock and Company Preferred Stock in accordance with the terms hereof (including any cash in lieu of fractional shares) shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock and Company Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent, they shall be cancelled and exchanged upon the terms and conditions provided in this Article 2.

         2.7 Tax Treatment. The parties intend that the transactions contemplated hereby will be a reorganization within the meaning of section 368 of the Code and hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

         Except as disclosed or otherwise referred to in the Disclosure Schedules attached hereto, Company represents and warrants to Parent and Merger Sub as of the date hereof (each such representation and warranty being a material inducement to the execution of this Agreement by Parent and Merger Sub) as follows:

         3.1 Organization. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Company is duly qualified to do business and in good standing in its state of incorporation and in each of the other jurisdictions in which it owns or leases property or conducts business, except where the failure to be so qualified would not have an Company Material Adverse Effect. Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and possesses all licenses, franchises, rights and privileges material to the conduct of its respective business. Except as set forth on Schedule 3.1, Company has delivered or made available to Parent true, complete and correct copies of (i) its Second Restated Certificate of Incorporation and Bylaws, including all amendments thereto, (ii) minutes of all meetings of the board of directors (including all committees thereof) and stockholders and copies of actions by written consent of the foregoing, all of which are complete and accurate as of the date hereof, (iii) stock certificate books and all other records that collectively correctly set forth the record ownership of all outstanding shares of its capital stock and all rights to purchase capital stock, and (iv) form of stock certificates, option agreements and rights to purchase shares of its capital stock. Except as set forth on Schedule 3.1, there have been no formal meetings or other proceedings of the stockholders of Company, the board of directors of Company or any committee of the board of directors of Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of Company's Certificate of Incorporation or Bylaws, and Company has not taken any action that is inconsistent in any material respect with any resolution adopted by Company's stockholders, Company's board of directors or any committee of Company's board of directors. The books of account, stock records and other records of Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

         3.2 Capital Structure.

         (a) As of the date hereof, the authorized capital stock of Company consists of 50,037,410 shares of Company Common Stock and 19,962,590 shares of Company Preferred Stock, of which 6,767,022 shares have been designated Series A Preferred Stock, 2,786,090 shares have been designated Series B Preferred Stock, and 10,409,478 shares have been designated Series C Preferred Stock, of which 2,415,327 shares of Company Common Stock, 6,767,022 shares of Series A Preferred Stock, 2,786,090 shares of Series B Preferred Stock, and 10,409,478 shares of Series C Preferred Stock were issued and outstanding. As of the date hereof, each share of Preferred Stock converts into shares of Common Stock on a one-to-one conversion ratio.

         (b) All of the outstanding shares of Company Common Stock and Company Preferred Stock and all of the outstanding Company Options (other than the Additional Company Options, as defined below) were issued in compliance with applicable federal and state securities laws. All of the outstanding shares of Company Common Stock and Company Preferred Stock, and the shares of Company Common Stock issuable upon conversion of Company Preferred Stock and issuable upon exercise of Company Options in accordance their terms will be, are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Company's Certificate of Incorporation or Bylaws or any agreement to which Company is a party or by which it is bound, except as expressly set forth on Schedule 3.2(b).

         (c) Except as set forth in Schedule 3.2(c) and except for or with respect to the Additional Company Options, there are no equity securities of any class of Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding, and there are no options, warrants, calls, rights, commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Company or obligating Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

         (d) Schedule 3.2(d) contains complete and accurate lists of and the number of shares (identified by class or series) owned of record by, the holders of outstanding Company Common

Stock and Company Preferred Stock and the number of shares subject to options, and the holders of outstanding options to purchase Company Common Stock, including in each case the domicile addresses of such holders in the books and records of Company. Schedule 3.2(d) is complete and accurate on the date hereof and, if requested by Parent, an updated Schedule 3.2(d) to be attached hereto will be complete and accurate as of the Closing Date. Schedule 3.2(d) identifies the vesting schedule, and repurchase rights or other similar rights of any outstanding option or other security of Company, and identifies whether each Company Option has been designated at the time of grant of such option an "incentive stock option" as defined in Section 422 of the Code.

         (e) Schedule 3.2(e) contains a complete and accurate list of each stock option plan, stock purchase plan, stock appreciation rights or other equity-related incentive plan of Company.

         (f) Except as set forth in Schedule 3.2(f) and except for any restrictions imposed by applicable state and federal securities laws, to the knowledge of Company there is no (i) right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any shares of Company Common Stock or Company Preferred Stock, or (ii) condition or circumstance that provides a reasonable basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Company. Except as set forth in Schedule 3.2(f) and except for the Accelerated Options (as defined below) there will not be accelerated vesting of any Company Option, in whole or in part, as the result of or in connection with the Merger.

         (g) Except as set forth in Schedule 3.2(g), Company is not a party or subject to any agreement or understanding, and to Company's knowledge there is no voting trust, proxy, or other agreement or understanding between or among any persons, that affects or relates to the voting or giving of written consent with respect to any outstanding security of Company, the election of directors, the appointment of officers or other actions of the board of directors or the management of Company. Except as set forth in Schedule 3.2(g), to Company's knowledge, no stockholder of Company is party or subject to any such agreement or understanding.

         3.3 Equity Investments. Company does not own any equity interest, directly or indirectly, in any corporation, partnership, limited liability company, joint venture, firm or other entity, except as disclosed on Schedule
3.3 hereto.

         3.4 Authority. Company has all requisite corporate power and authority to enter into this Agreement and the Certificate of Merger and, subject to satisfaction of the conditions set forth herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Certificate of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company except that this Agreement and the transactions contemplated hereby are subject to approval by the holders of a majority of the shares of Company Capital Stock and the holders of a majority of the shares of each series of Company Preferred Stock, in accordance with the provisions of Company's Second Restated Certificate of Incorporation (the "Required Stockholder Vote"). This Agreement has been duly executed and delivered by Company and the Certificate of Merger will be duly executed and delivered by Company, and constitutes (or in the case of the Certificate of Merger, when executed will constitute) valid and binding obligations of Company, enforceable against Company in accordance with their terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors ("Bankruptcy Laws") and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity) ("Equitable Principles"). Provided the conditions set forth in Article 7 are satisfied, and except as set forth on Schedule 3.4, the execution and delivery of this Agreement and the Certificate of Merger do not or will not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under (a) any provision of the Certificate of Incorporation or Bylaws of Company or (b) any agreement or instrument, permit, franchise, license, judgment or order, applicable to Company or its properties or assets, other than any such conflicts, violations, defaults, terminations, cancellations or accelerations which individually or in the aggregate would not have a Company Material Adverse Effect.

         Except for the Required Stockholder Vote and except as set forth in
Schedule 3.4, no consent, waiver, authorization, approval, order, registration, declaration or filing (each, a "Consent") of or with any Person is required to be obtained by Company in connection with the execution and delivery of this Agreement or the Certificate of Merger by Company and the performance of Company's obligations hereunder or thereunder, except where the failure to obtain such Consents would not have a Company Material Adverse Effect. No Consent of or with any Governmental Entity is required by or with respect to Company in connection with the execution and delivery of this Agreement or the Certificate of Merger by Company or the consummation by Company of the transactions contemplated hereby or thereby, except for (a) the filing of the Certificate of Merger and related certificates with the Delaware Secretary of State, (b) such Consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws in connection with the transactions contemplated hereby, and (c) Consents, which if not obtained, would not have a Company Material Adverse Effect.

         3.5 Financial Statements. Company has furnished to Parent its audited statement of operations, statement of stockholders' equity and statement of cash flows for the fiscal year ended December 31, 1999 and its unaudited statement of operations, statement of stockholders' equity and statement of cash flows for the nine-months ended September 30, 2000. The balance sheet at September 30, 2000, is hereinafter referred to as the "Company Balance Sheet," and all such financial statements are hereinafter referred to collectively as the "Company Financial Statements." Except as set forth in Schedule 3.5, the Company Financial Statements are complete and accurate in all material respects, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved, are in accordance with Company's books and records, and fairly present in all material respects the financial position of Company and the results of its operations as of the date and for the periods indicated thereon, subject in the case of the unaudited portion of the Company Financial Statements to normal year-end audit adjustments which will not be material individually and in the aggregate, and the absence of footnote disclosure. As of the date of the Company Balance Sheet (the "Company Balance Sheet Date") and the date hereof, Company had no liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected on the Balance Sheet under GAAP) (collectively, "Liabilities") not reflected on or reserved against the Company Balance Sheet or the accompanying notes thereto, except for (i) Liabilities incurred in the ordinary course of business since the Company Balance Sheet Date through the date hereof which are usual and normal in amount, (ii) Liabilities which would not be required under GAAP to be set forth on or reserved against the Company Balance Sheet or a balance sheet of the Company as of the date hereof, (iii) Liabilities stated or adequately reserved against on the Balance Sheet, (iv) Third Party Expenses, (v) Liabilities set forth in the Disclosure Schedules or (vi) Liabilities which individually or in the aggregate would not have a Company Material Adverse Effect. Company maintains, and will maintain, a standard system of accounting established and administered in accordance with GAAP.

         3.6 Business Changes. Since the Company Balance Sheet Date, except as otherwise contemplated by this Agreement or set forth in Schedule 3.6 (in each case, in a paragraph thereof corresponding to the applicable paragraph of this
Section 3.6), Company has conducted its business only in the ordinary and usual course and, without limiting the generality of the foregoing, since the Company Balance Sheet Date and the date hereof:

         (a) There has been no change, event or condition of any character (whether or not covered by insurance) which, in the aggregate, has had or may be expected to have a Company Material Adverse Effect.

         (b) Other than issuance of shares of Company Common Stock pursuant to outstanding Company Options, Company has not issued, or authorized for issuance, or entered into any commitment to issue, any equity security, bond, note or other security of Company.

         (c) Company has not incurred additional debt for borrowed money, nor incurred any obligation or liability except in the ordinary and usual course of business and in any event not in excess of $25,000 for any single occurrence, and except for legal and accounting fees incurred in connection with the transactions contemplated by this Agreement.

         (d) Company has not paid any obligation or liability, or discharged, settled or satisfied any claim, lien or encumbrance, except for current liabilities in the ordinary and usual course of business and in any event not in excess of $25,000 for any single occurrence.

         (e) Company has not declared or made any dividend, payment or other distribution on or with respect to any share of capital stock of Company.

         (f) Company has not purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any share or shares of capital stock of Company.

         (g) Company has not mortgaged, pledged, or otherwise, voluntarily or involuntarily, encumbered any of its assets or properties, except for liens for current taxes which are not yet delinquent and purchase-money liens arising out of the purchase or sale of services or products made in the ordinary and usual course of business and in any event not in excess of $25,000 for any single item or $50,000 in the aggregate.

         (h) Company has not disposed of, or agreed to dispose of, by sale, lease, license or otherwise, any asset or property, tangible or intangible, except in the ordinary and usual course of business and in each case for a consideration believed to be at least equal to the fair value of such asset or property and in any event not in excess of $25,000 for any single item or $50,000 in the aggregate.

         (i) Company has not purchased or agreed to purchase or otherwise acquire any securities of any corporation, partnership, joint venture, firm or other entity.

         (j) Company has not made any expenditure or commitment for the purchase, acquisition, construction or improvement of a capital asset, except in the ordinary and usual course of business and in any event not in excess of $25,000 for any single item or $50,000 in the aggregate.

         (k) Company has not sold, assigned, licensed, transferred or conveyed, or committed itself to sell, assign, license, transfer or convey, any Proprietary Rights (as defined in Section 3.17), except pursuant to licenses in the ordinary course of business.

         (l) Company has not paid or committed itself to pay to or for the benefit of any of its directors, officers, employees or stockholders any compensation of any kind other than wages, salaries and benefits, at times and rates in effect on the Company Balance Sheet Date, adopted or amended any bonus, incentive, profit-sharing, stock option, stock purchase, pension, retirement, deferred-compensation, severance, life insurance, medical or other benefit plan, agreement, trust, fund or arrangement for the benefit of employees of any kind whatsoever, nor entered into or amended any agreement relating to employment, services as an independent contractor or consultant, or severance or termination pay, nor agreed to do any of the foregoing.

         (m) Company has not effected or agreed to effect any change in its directors, officers or key employees.

         (n) Company has not effected or committed itself to effect any amendment or modification in its Certificate of Incorporation or Bylaws, except as contemplated in this Agreement or the Certificate of Merger.

         (o) Company has not entered into any transaction or contract, or made any commitment to do the same, except in the ordinary and usual course of business.

         3.7 Properties.

         (a) Company does not own and has never owned any real property. The Company Balance Sheet reflects all of the real and personal property used by Company in its business or otherwise held by Company, except for (i) property acquired or disposed of in the ordinary and usual course of the business of Company since the date of such balance sheet, and (ii) real and personal property not required under GAAP to be reflected thereon. Except as set forth in
Schedule 3.7(a), Company has good title to all assets and properties listed on the Company Balance Sheet and thereafter acquired, and to all assets referred to in Schedules 3.7, free and clear of any imperfections of title, lien, claim, encumbrance, restriction, charge or equity of any nature whatsoever, except for Permitted Liens. All of the fixed assets and properties reflected on the Company Balance Sheet or thereafter acquired are in good operating condition and repair and are adequate for the requirements of the business as presently conducted by Company, normal wear and tear excepted.

         (b) Schedule 3.7(b) sets forth a full and complete list of all real property leased by Company or under option to purchase by Company. All such property leased by Company is held under valid, subsisting and enforceable leases, except to the extent that enforceability may be limited by laws of eminent domain and condemnation, Bankruptcy Laws, Equitable Principles and laws of similar effect. To the knowledge of Company, neither any real property leased by Company nor the operations of Company thereon violate any applicable material building code, zoning requirement or classification, or pollution control ordinance or statute relating to the property or to such operations, and such non-violation is not dependent, in any instance, on so-called non-conforming use exemptions.

         (c) To the knowledge of Company, there are no Hazardous Substances in, under or about the soil, sediment, surface water or groundwater on, under or around any properties at any time owned, leased or occupied by Company. Company has not disposed of any Hazardous Substances on or about such property. Company has not disposed of any materials at any site being investigated or remediated for contamination or possible contamination of the environment. "Hazardous Substances" shall mean any pollutant, contaminant, material, substance or waste regulated, restricted or prohibited by any law, regulation or ordinance or designated by any governmental agency to be hazardous, toxic, radioactive, biohazardous or otherwise a danger to health or the environment, including but not limited to "hazardous substances" as defined under the Federal Comprehensive Environmental Responsibility, Cleanup and Liability Act of 1980 or any "hazardous wastes" as defined under the Federal Resource Conservation Recovery Act of 1976.

         (d) Company has conducted its business in compliance with all applicable laws, regulations, orders and other requirements of governmental authorities relating to Hazardous Substances and the use, storage, treatment, disposal, transport, generation, release and exposure of others to Hazardous Substances, except where such failure to act in compliance with such laws, regulations, orders and other requirements would not have a Company Material Adverse Effect. There have been no judicial or administrative proceedings or other investigations against or, to the knowledge of Company, involving Company and there are no judicial or administrative proceedings or other investigations pending or, to the knowledge of Company, threatened alleging violation by Company of any local, state or federal laws respecting land use, pollution or protection of the environment including, without limitation, laws regulating the use, storage, transportation or disposal of Hazardous Substances, and Company has not received any notice of any investigation, claim or proceeding against Company relating to Hazardous Substances. Company has no knowledge of any fact or circumstance which could reasonably be expected to involve Company in any environmental litigation, proceeding, investigation which would have a Company Material Adverse Effect or claim or impose any environmental liability upon Company which would have a Company Material Adverse Effect.

         (e) Schedule 3.7(e) sets forth a complete list of all permits, consents and approvals which Company is required to have under local, state or federal laws respecting land use, pollution or protection of the environment for the construction or occupation of its facilities and the operation of its business. Company has obtained all such permits, consents and approvals and is, and at all times has been, in material compliance with every term and condition thereof. All of the permits, consents and approvals listed on Schedule 3.7(e) are in full force and effect, none have been modified, and there is no proceeding pending which may result in the reversal, rescission, termination, modification or suspension of any such permit, consent or approval.

         (f) Company has kept all records and made all filings that it is required to keep or make by all applicable local, state and federal laws relating to land use, pollution and protection of the environment with respect to all exposures, emissions, discharges and releases into the environment and the proper use, storage, transportation and disposal of all Hazardous Substances.

         3.8 Accounts Receivable. All of the accounts receivable of Company shown on the Company Balance Sheet or existing as of the date hereof (the "Accounts Receivable") arose in the ordinary and usual course of its business. Except as set forth on Schedule 3.8, the Accounts Receivable are or will be collectible net of the respective reserves shown on the Company Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a materially greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Company Balance Sheet represented of the Accounts Receivable reflected therein. The values at which accounts receivable are carried reflect the accounts receivable valuation policy of Company which is consistent with Company's past practice and in accordance with GAAP applied on a consistent basis.

         3.9 Taxes. Company has prepared or caused to be prepared in good faith and timely filed or caused to be timely filed (taking into account any extensions of time within which to file) all Tax Returns (as defined below) required to be filed by it ("Pre-Closing Tax Returns"), and all such filed Pre-Closing Tax Returns are true, complete and accurate. Company has paid all Taxes (as defined below) that are shown as due on such filed Pre-Closing Tax Returns, or that it is required by law to have withheld and paid over to a Governmental Entity from amounts owing to any employee, creditor or third party. There are not pending nor, to the knowledge of Company, threatened any audits, actions, suits, proceedings, investigations, examinations or other proceedings in respect of Taxes or Tax matters by a Government Entity relating to Company or its assets or business. Company has no liability with respect to Taxes for all periods up to and including the Company Balance Sheet Date in excess of the amounts accrued in respect thereof and reflected in the Company Balance Sheet. Company has never been a member of a consolidated, combined or unitary group. Company is not a party to any tax sharing, tax allocation, tax indemnity or other similar agreement. Company has no liability for the Taxes of any Person other than Company under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise, except Liabilities not reflected on or reserved against the Company Balance Sheet or the accompanying notes thereto, or Liabilities incurred in the ordinary course of business since the Company Balance Sheet Date through the date hereof which are usual and normal in amount. No extension of the statute of limitations for the assessment of Taxes has been granted by Company that is currently in effect. Company is not required to file a Tax Return in any jurisdiction where it does not currently file a Tax Return. Neither Company nor any of its assets or properties are subject to any liens for Taxes, other than liens for Taxes not yet delinquent. Company is not a "consenting corporation" within the meaning of
Section 341(f) of the Code and none of the assets of Company are subject to an election under Section 341(f) of the Code. Except as described in Schedule 3.23 or as provided in this Agreement, Company has not made any payments, is not obligated to make any payments, nor is a party to any contract, agreement, or arrangement covering any current or former employee or consultant of Company that as a result of or in connection with the Merger will require it to make or give rise to any payments that are not deductible as a result of the provisions set forth in Section 280G of the Code or the Treasury Regulations thereunder. Company is not nor has it ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Company has never been a party to any transaction intended to qualify under Section 355 of the Code.

         As used in this Agreement: (i) the term "Tax" (including, with correlative meaning, the term "Taxes") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, goods and services, occupancy and other taxes, duties, imposts or assessments of any nature whatsoever, together with all interest, penalties and additions imposed by a Governmental Entity with respect to such amounts and any interest in respect of such penalties and additions; and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

         3.10 Employees.

         (a) Schedule 3.10(a) sets forth a full and complete list of all directors, officers, employees or consultants of Company as of the date hereof, specifying their names and job designations, their dates of hire, the total annual amount currently payable as wages, salaries and commissions.

         (b) Except as set forth in Schedule 3.10(b), (i) Company has no employment contract with any officer or employee or any other consultant or person which is not terminable by Company at will without liability, except as the right of Company to terminate its employees at will may be limited by applicable federal or state law, (ii) Company has no bonus plan or obligations to pay any bonuses, (iii) there are no amounts (whether currently payable or payable in the future) payable as a result of a change in control of Company to which current or former officers, directors or employees of Company are entitled or would become entitled after the Merger and (iv) the consummation of the transactions contemplated by this Agreement will not result in any payment in the nature of severance pay or in any cost or benefit accelerating, becoming due or accruing with respect to any director, officer, employee or consultant of Company.

         (c) There is no pending or, to Company's knowledge, threatened labor dispute. None of the employees of Company is represented by any union or is a party to any collective bargaining arrangement to which Company is a party, and to the knowledge of Company no attempts are being made to organize or unionize any of the Company employees. To the knowledge of

Company, except as set forth on Schedule 3.10(c), Company has complied in all material respects with all applicable foreign, state and federal equal employment opportunity and other laws and regulations related to employment practices, terms and conditions or employment and wages and hours.

         (d) To the knowledge of Company or except as disclosed in Schedule 3.10(d), no employee of Company has been injured in the workplace or in the course of his or her employment, except for injuries that are covered by insurance or for which a claim has been made under worker's compensation or similar laws. Except as disclosed on Schedule 3.10(d) no employees of Company are absent from active employment on account of illness or injury, other than those employees whose absence has lasted less than four weeks as of the date hereof.

         (e) To the knowledge of Company, (i) Company has complied in all material respects with the verification requirements and the recordkeeping requirements of the Immigration Reform and Control Act of 1986 or its successor ("IRCA"), except as set forth in Schedule 3.10(e), and (ii) the information and documents upon which Company relied to comply with IRCA are true and correct.

         3.11 Compliance with Law. Schedule 3.11 sets forth all material licenses, franchises, permits, clearances, consents, certificates and other evidences of authority of Company which are necessary to the conduct of Company's business as conducted on the date hereof ("Permits"). All such Permits are in full force and effect and Company is not in violation of any Permit except for violations which would not, singly or in the aggregate, have a Company Material Adverse Effect. The business of Company has been conducted in accordance with all applicable laws, regulations, orders and other requirements of governmental authorities, employment practices and procedures, the health and safety of employees and export controls, except for possible noncompliance, violations, or other possible exceptions that would not have a Company Material Adverse Effect, and the Company has not received written notice of a violation or alleged violation of any such laws, regulations, orders or requirements.

         3.12 [Intentionally Omitted.]

         3.13 Litigation. Except as set forth on Schedule 3.13, there are no claims, disputes, actions, proceedings, notices, orders, suits, appeals or investigations, at law or in equity, pending against Company, or involving any of its assets or properties, before any court, agency, authority, arbitration panel or other tribunal (other than those, if any, with respect to which service of process or similar notice has not yet been made on Company), and to the knowledge of Company none have been threatened. Company is not subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal, nor is Company in default with respect to any notice, order, writ, injunction or decree.

         3.14 Contracts. Schedule 3.14 sets forth a complete list of each oral or written contract and agreement in the following categories to which Company is a party, or by which it is bound in any respect (collectively, the "Material Contracts"):

         (a) agreements for the purchase, sale, lease or other disposition of equipment, goods, materials, research and development, supplies, studies or capital assets, or for the performance of services, in any case involving more than $25,000;

         (b) contracts or agreements relating to the grant of rights to develop, manufacture, produce, assemble, license, distribute, market or sell Company's products to any person or otherwise affecting Company's exclusive right to develop, manufacture, produce, assemble, license, distribute, market or sell its products;

         (c) contracts or agreements for the joint performance of work or services or the sharing of revenues, profits, losses, costs or liabilities, and all other joint venture and partnership agreements;

         (d) management or employment contracts, consulting contracts, independent contractor contracts, collective bargaining contracts, termination and severance agreements;

         (e) notes, mortgages, deeds of trust, loan agreements, security agreements, guarantees, debentures, indentures, credit agreements and other evidences of indebtedness;

         (f) contracts or agreements with agents, brokers, consignees, sale representatives or distributors;

         (g) contracts or agreements with any director, officer, employee, consultant or stockholder or other Related Party;

         (h) pension, retirement, profit-sharing, deferred compensation, bonus, incentive, life insurance, hospitalization or other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plan or arrangement);

         (i) stock option, stock purchase, warrant, repurchase or other contracts or similar agreements relating to any shares of capital stock of Company;

         (j) powers of attorney or similar authorizations granted by Company to third parties;

         (k) licenses, sublicenses, royalty agreements, development agreements and other contracts or agreements to which Company is a party, or otherwise subject, relating to technical assistance, technology development or Proprietary Rights (as defined below);

         (l) any agreement pursuant to which Company has granted or may be requested to grant in the future, to any party, a source code license or option or other right to use or acquire source code;

         (m) each contract or agreement providing for payments or rights that are triggered or accelerated upon a change in control of Company;

         (n) each contract relating to the creation of any lien, pledge, charge or other encumbrance (other than Permitted Liens) with respect to any material asset of Company;

         (o) each contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

         (p) each contract with a Governmental Entity;

         (q) any other contract that was entered into outside the ordinary course of business;

         (r) any other material contract that has a term of more than sixty (60) days (other than contracts under which the only obligation of Company following such 60-day period is a non-disclosure obligation) and that may not be terminated by Company (without penalty) within sixty (60) days after the delivery of a termination notice by Company; and

         (s) any other contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or (B) the performance of services having a value in excess of $25,000 in the aggregate.

         Except as set forth in Schedule 3.14, Company has not entered into (i) any contract containing covenants limiting the right of Company to compete in any business, in any market or geographic region or with any person, or (ii) any agreement or arrangement relating to the issuance, sale or transfer of any Company capital stock or of a significant portion of its stock or assets or relating to any merger, consolidation or other business combination with a third party. Company has not given any warranties or indemnities relating to products or technology sold or services rendered by Company, except (A) as set forth in
Schedule 3.14, (B) warranties given by Company in connection with the sale or licensing of Company's products in the ordinary course of business, (C) warranties implied by law, and (D) warranties given in agreements entered into after the date hereof in compliance with the terms and conditions of this Agreement. Schedule 3.14 lists all pending warranty claims against the Company involving more than $25,000.

         3.15 No Default.

         (a) Except as set forth in Schedule 3.15(a), each of the contracts, agreements and other instruments referred to in Section 3.14 of this Agreement is valid, binding and in full force and effect, and is enforceable by Company in accordance with its terms, subject to the effect of applicable Bankruptcy Laws and Equitable Principles. To the knowledge of Company, no party with whom Company has an agreement or contract is in material default thereunder or has breached any material terms or provisions thereof.

         (b) Except as set forth in Schedule 3.15(b), Company in all material respects has performed, or is now performing, the obligations of, and Company is not in material default (or would by the lapse of time and/or the giving of notice be in material default) in respect of, any Material Contract. No third party has raised any claim, dispute or controversy with respect to any Material Contract, nor has Company received notice, warning or other communication of actual, alleged or potential nonperformance, delay in delivery or other noncompliance by Company with respect to its obligations under any Material Contract, nor are there any facts which exist indicating that any Material Contract may be totally or partially terminated or suspended by the other party or parties thereto.

         3.16 Customers. Schedule 3.16 sets forth all customers of Company from whom more than $25,000 in revenues were received in the first, second and third quarters of fiscal 2000. To the knowledge of Company, there are no circumstances likely to result in termination or failure to renew any customer contract or agreement with such customers.

         3.17 Proprietary Rights.

         (a) Schedule 3.17 (a) sets forth a complete and accurate list of all patent, copyright, trademark, trade name and service mark applications or registrations owned or applied for by Company. Such list specifies, as applicable: (i) the title of the patent, trademark, trade name, service mark or copyright application or registration; (ii) the jurisdiction by or in which such patent, trademark, trade name, service mark or copyright has been issued or registered or in which an application has been filed, including the registration or application numbers; and (iii) material licenses, sublicenses and similar agreements to which Company is a party or pursuant to which any other party is authorized to use, exercise or receive any benefit from any intellectual property referred to in such registrations or applications. Schedule 3.17(a) sets forth a complete and accurate description of all agreements of Company with each officer, employee, stockholder, director, contractor or consultant of Company providing Company with title and ownership to patents, patent applications, trade secrets and inventions developed or used by Company in its business, all of which agreements are, to the Company's knowledge, valid, enforceable and legally binding (subject to the effect or availability of Bankruptcy Laws and Equitable Principles).

         (b) Company owns, or possesses valid and enforceable licenses or other rights to use, all computer software and hardware, source code, patents, patent applications, trademarks, trademark applications, trade secrets, service marks, trade names, logos, trade dress, copyrights, inventions, business and marketing plans, industrial property rights, copyrights, trademarks, trade names, logos and service marks (and all goodwill associated therewith), and applications therefor, and all technical information, customer lists, management information systems, drawings, designs, processes and quality control data and all similar materials recording or evidencing proprietary expertise or information, or other rights with respect thereto (collectively referred to as "Proprietary Rights"), currently used in the business of Company, and the same are sufficient to conduct Company's business as it has been and is now being conducted or as it is currently proposed to be conducted. Schedule 3.17(b) describes which such Proprietary Rights are owned by Company (the "Company Proprietary Rights") and which such Proprietary Rights are third-party owned rights used by Company in conduct of its business. Except as set forth in Schedule 3.17(b), Company is the owner of all right, title, and interest in and to each of the Company Proprietary Rights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims (other than Permitted Liens), and has the right to use, sell, license, sublicense, assign and dispose, in each case without payment to a third party, all of the Company Proprietary Rights and the products, processes and materials covered thereby. Company has licenses or possesses other rights to use Proprietary Rights that are not Company Proprietary Rights. Schedule 3.17(b) sets forth a complete and accurate list of all material licenses, sublicenses and similar agreements to which Company is a party pursuant to which any other person is authorized to use, exercise or receive any material benefit from any Company Proprietary Rights. Except as set forth in Schedule 3.17(b), there is no contract pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Company Proprietary Right.

         (c) Except as set forth in Schedule 3.17(c), (i) the operations of Company as currently conducted do not conflict with or infringe, and no person or entity has asserted to Company that such operations or past operations conflict with or infringe, any Proprietary Rights owned, possessed or used by any third party; (ii) there are no claims, disputes, actions, proceedings, suits or appeals pending against Company with respect to any Proprietary Rights, and, to the knowledge of Company, none has been threatened against Company; (iii) to Company's knowledge, there are no facts which would reasonably serve as a basis for any claim that Company does not have the right to use and to transfer the right to use, free of any rights or claims of others, all Company Proprietary Rights in the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold in the conduct of the business of Company as it has been and is now being conducted; (iv) to Company's knowledge, there is no unauthorized use, infringement or misappropriation of any of such Proprietary Rights by any third party, including any employee or former employee of Company, nor is there any breach of any license, sublicense or other agreement authorizing another party to use such Proprietary Rights; and (v) Company has not entered into any agreement (x) granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any such Proprietary Right, or (y) agreeing to indemnify anyone or any entity for or against any interference, infringement, misappropriation or other conflict with respect to any Proprietary Right.

         (d) Schedule 3.17(d) contains a complete and accurate list of any proceedings before any patent or trademark authority to which Company is a party, a description of the subject matter of each proceeding, and the current status of each proceeding, including, without limitation, interferences, priority contests, opposition, and protests. Such list includes any pending applications for reissue or reexamination of a patent. Company has the exclusive right to file, prosecute and maintain any such applications and the patents and other registrations that issue therefrom.

         (e) All patents, trademark, service mark, and copyright applications and registrations held by Company are currently in compliance with formal legal requirements and are not subject to any maintenance or renewal fees or taxes or actions falling due within ninety (90) days after the date of Closing. To the Company's knowledge, all patent, trade mark, service mark and copyright registrations are valid and enforceable.

         (f) All fees to maintain Company's rights in the Company Proprietary Rights, including, without limitation, patent and trademark registration and prosecution fees and all professional fees in connection therewith, which have been presented for payment more than 5 business days before the Closing and are due and payable, have been paid by Company or will be paid by Company before the Closing Date.

         (g) Except as set forth in Schedule 3.17(g), all disclosures of Company's trade secrets to third parties have been pursuant to non-disclosure agreements pursuant to which the confidentiality and use of such information has been protected. Company has taken reasonable measures and precautions to maintain the secrecy and confidentiality of the Proprietary Rights used or proposed to be used in the conduct of its business, the value of which to Company is contingent upon maintenance of the confidentiality thereof.

         (h) Company has secured valid and binding written assignments from all persons who, in any capacity (including current and former consultants, independent contractors, directors, officers and employees) contributed materially to the creation or development of Company's Proprietary Rights of all right, title and interest to such contributions that Company does not already own by operation of law (other than rights that by their nature cannot be assigned, such as moral rights). No current or former employee, officer, director, stockholder, consultant or independent contractor of or to Company has any right, claim or interest in or with respect to any Proprietary Right.

         (i) Except as set forth in Schedule 3.17(i), each current and former employee and officer of and consultant and independent contractor to Company has executed a written confidentiality agreement and a written assignment of inventions agreement that assign to Company all rights to any inventions, improvements, discoveries, or information relating to the business conducted or to be conducted by Company, and all such agreements are in the forms provided to Parent with no exceptions or exclusions. To the knowledge of Company, no employee, consultant or contractor of Company is in violation of any term of any employment contract, proprietary information agreement, inventions agreement, non-competition agreement, consulting agreement, or any other contract or agreement relating to the relationship of any such employee with Company or any previous employer. To the knowledge of Company, no employee of Company has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged to anyone other than Company or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than Company.

         (j) No internally developed product, system, program or software module designed, developed, sold, licensed or otherwise made available by Company to any person, and to the knowledge of Company, no third-party product, system, program or software module sold, licensed or otherwise made available by Company to any person, contains any undisclosed "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routine or hardware component designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

         (k) Except as set forth in Schedule 3.17(k), Company has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Company Source Code (as hereinafter defined). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Company Source Code. Schedule 3.17(k) identifies each contract pursuant to which Company has deposited or is required to deposit with an escrowholder or any other Person any Company Source Code, and further describes whether the execution of this Agreement or the consummation of any of the transactions contemplated hereby may be expected to result in the release or disclosure of any Company Source Code. "Company Source Code" means any source code, or portion, aspect or segment of any source code, relating to any Proprietary Right owned by or licensed to Company or otherwise used by Company.

         3.18 Insurance. Schedule 3.18 sets forth a complete list of all policies of insurance to which Company is a party or is a beneficiary or named insured. Company has in full force and effect, with all premiums due thereon paid, the policies of insurance set forth therein. There were no claims in excess of $5,000 asserted under any of the insurance policies of Company in respect of all motor vehicle, general liability, professional liability, errors and omissions, and worker's compensation claims for the period from January 1, 2000 to the date of this Agreement. Company has not received any written notice regarding any actual or threatened (i) cancellation or invalidation of any insurance policy, (ii) refusal of any coverage or rejection of any claim under any insurance policy or (iii) material adjustment in the amount of the premiums payable with respect any insurance policy.

         3.19 Bank Accounts. Schedule 3.19 sets forth a true and correct list of the names and addresses of all banks, other institutions and state governmental departments at which Company has accounts, deposits or safety deposit boxes, or special deposits required to be held by such state governmental departments with the nature of such account and the names of all persons authorized to draw on or give instructions with respect to such accounts or deposits, or to have access thereto, and the names and addresses of all persons, if any, holding a power-of-attorney on behalf of Company with respect thereto. All cash in such accounts is held in demand deposits and is not subject to any restriction or limitation as to withdrawal.

         3.20 Brokers or Finders. Neither Company nor any of its officers, directors or employees nor any of Company's Subsidiaries or any of their officers, directors or employees has engaged any broker or finder or incurred, or will incur directly or indirectly, any liability for any brokerage, financial advisory or finder's fees, agent's commissions or similar charges in connection with the transactions contemplated by this Agreement.

         3.21 Certain Advances. Except as set forth in Schedule 3.21, there are no receivables of Company owing from directors, officers, employees, consultants or stockholders of Company, or owing by any Affiliate of any director or officer of Company, other than advances in the ordinary and usual course of business to officers and employees for reimbursable business expenses which are not in excess of $5,000 for any one individual.

         3.22 Related Parties. Except as listed on Schedule 3.22 and other than a director or stockholder that is or represents a venture capitalist investor, no officer, director or greater than ten percent (10%) stockholder of Company, or to the knowledge of Company any Affiliate of Company, or any trust or other person in which Company holds, beneficially or otherwise, a material voting or equity interest (collectively, the foregoing are referred to as "Related Parties"), has, either directly or indirectly, (a) an interest in any person which furnishes or sells services or products which are similar to those furnished or sold by Company or which competes or potentially will compete, directly or indirectly, with Company, (b) a beneficial interest in any contract to which Company is a party or by which Company may be bound or (c) any claim or right against Company (other than rights to receive compensation for services performed as an employee of Company or for reimbursement of travel or business expenses incurred in the ordinary course of business as an employee, consultant, officer or director of Company, or the rights to receive Company Common Stock pursuant to the exercise of any Company Option disclosed on Schedule 3.2, or indemnification rights under Company's organizational documents). For purposes of this Section 3.22, there shall be disregarded any interest which arose solely from the ownership of less than a five percent (5%) equity interest in a corporation whose stock is regularly traded on any national securities exchange or on Nasdaq.

         3.23 Employee Benefit Plans; ERISA.

         (a) Schedule 3.23 sets forth each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other plans, agreements, or arrangements involving direct or indirect compensation (excluding workers' compensation, unemployment compensation and similar government-mandated programs) currently or previously maintained, contributed to or entered into by Company for the benefit of any employee or former employee of Company under which Company has any present or future obligation or liability (collectively, the "Employee Plans"). Copies of all Employee Plans (and, if applicable, related trust agreements), and all amendments thereto and material written interpretations thereof have been made available to Parent. Company has no Employee Plan which, individually or collectively, constitute(s) (i) an "employee pension benefit plan," as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA or (ii) a "multiemployer plan," as defined in Section 3(37) of ERISA.

         (b) No other entity ("ERISA Affiliate") that is a member of a "controlled group of corporations" with or under "common control" with Company, as defined in Section 414(b) or 414(c) of the Code currently or previously maintained, contributed or entered into an employee benefit plan, as defined in
Section 3(3) of ERISA.

         (c) Except as set forth on Schedule 3.23(c), each Employee Plan that is intended to be qualified under Section 401(a) of the Code is, to the knowledge of Company, so qualified and has been so qualified during the period from its adoption to the date of this Agreement.

         (d) Company has furnished or made available to Parent copies or descriptions of each severance or other similar contract, arrangement or policy and each plan, agreement, policy or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), vacation benefits, disability benefits, early retirement benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of compensation or post-retirement benefits that (i) is not an Employee Plan,
(ii) is entered into, maintained or contributed to, as the case may be, by Company and (iii) covers any employee, former employee, director, consultant or independent contractor of Company or any ERISA Affiliate of Company. Such contracts, plans and arrangements as are described in this Section are herein referred to collectively as the "Benefit Arrangements." Each Benefit Arrangement has been maintained in substantial and material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangements.

         (e) Except for continued "COBRA" health coverage required pursuant to Code Section 4980B or as set forth in Schedule 3.23, Company is not a party to any Employee Plan, Benefit Arrangement or other agreement, contract, arrangement or policy, written or unwritten, that requires Company to provide, at any cost to Company, any health or life insurance coverage to any former employee of Company.

         (f) Except as described in Schedule 3.23, Company is not a party to any contract, instrument, agreement or arrangement with a "disqualified individual" (as defined in Section 280G(c) of the Code) other than this Agreement that could in connection with the Merger result in a disallowance of the deduction for any "excess parachute payment" (as defined in Section 280G(b)(i) of the Code) or subject any such disqualified individual to the excise tax imposed under Section 4999 of the Code.

         (g) Each Employee Plan and Benefit Arrangement complies in all material respects with all applicable requirements of (i) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder, (ii) Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder,
(iii) any applicable provisions of the Code, including Section 4980B thereof, and (iv) any other applicable law, except where the failure to comply would not have a Company Material Adverse Effect.

         (h) There is no pending or, to the knowledge of Company, threatened litigation relating to any Employee Plan or Benefit Arrangement. All contributions due under each Employee Plan or Benefit Arrangement have been paid or accrued on the books of Company.

         3.24 Board Recommendation. As of the date hereof, the Board of Directors of Company, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are fair to and in the best interests of the stockholders of Company, (ii) approved a new option plan ("Option Plan Increase") with a sufficient number of shares of Company Common Stock reserved thereunder for issuance such that the Company may issue the Additional Company Options as contemplated herein, (iii) resolved to recommend that the holders of the shares of Company Capital Stock approve this Agreement and the transactions contemplated herein, including the Merger, the Certificate of Amendment and the Option Plan Increase.

         3.25 Underlying Documents. Copies of any underlying documents listed or described as having been disclosed to Parent pursuant to this Agreement, if requested by Parent, have been furnished or made available to Parent. All such documents furnished or made available to Parent are true and correct copies, and there are no amendments or modifications thereto, that have not been disclosed to Parent.

         3.26 Full Disclosure. The representations and warranties and statements of Company contained in this Agreement and in the exhibits and schedules hereto do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. There are no facts, including under any contract, which presently or, to the knowledge of the Company, are reasonably likely in the future to have a Company Material Adverse Effect.

         3.27 Waiver of Liquidation Treatment. The holders of the Company Preferred Stock by requisite consent set forth in Article 4 Section (A)(4)(d) of the Second Restated Certificate of Incorporation have waived the treatment of the Merger as a "Liquidation Event".

         3.28 Stock Option Acknowledgement. The Company and each employee who received Proposed Stock Option Amendments (as defined in Schedule 3.2(b)) has executed a Stock Option Acknowledgement dated August 4, 2000, a copy of which is attached to Schedule 3.28, whereby each such employee acknowledged that such Proposed Stock Option Amendment had not taken effect and was null and void. The Stock Option Acknowledgements are in full force and effect and valid and binding.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Except as disclosed or otherwise referred to in the Disclosure Schedules attached hereto, Parent and Merger Sub represent and warrant to Company as of the date hereof (each such representation and warranty being a material inducement to the execution of this Agreement by Company) as follows:

         4.1 Organization. Parent and Merger Sub are each corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub are duly qualified to do business and in good standing in its state of incorporation and in each of the other jurisdictions in which it owns or leases property or conducts business, except where the failure to be so qualified would not have a Parent Material Adverse Effect. Each of Parent and Merger Sub have all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and possesses all licenses, franchises, rights and privileges material to the conduct of its respective business.

         4.2 Merger Sub Capital Structure. On or before the Closing Date, the authorized capital stock of Merger Sub will consist of 100 shares of Common Stock, $.01 par value ("Merger Sub Common Stock"). On or before the Closing Date, 100 shares of Merger Sub Common Stock will be validly issued and outstanding and will be held by Parent of record and beneficially. Merger Sub is a newly-formed single purpose entity which has been formed solely for the purposes of the Merger and has not carried on any business or engaged in any activities other than those reasonably related to the Merger.

         4.3 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and the Certificate of Merger and, subject to satisfaction of the conditions set forth herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and (when executed and delivered) Certificate of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been, and the Certificate of Merger will be, duly executed and delivered by Parent and Merger Sub, and constitute (or in the case of the Certificate of Merger, when executed will constitute) valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their terms, subject to the effect of Bankruptcy Laws and the effect or availability Equitable Principles. Provided the conditions set forth in Article 7 are satisfied, and except as set forth on
Schedule 4.3, the execution and delivery of this Agreement and the Certificate of Merger do not or will not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under (a) any provision of the Certificate of Incorporation or Bylaws of Parent or (b) any agreement or instrument, permit, franchise, license, judgment or order, applicable to Parent or Merger Sub or their respective properties or assets, other than any such conflicts, violations, defaults, terminations, cancellations or accelerations which individually or in the aggregate would not have a Parent Material Adverse Effect.

         Except as set forth in Schedule 4.3, no Consent of any Person is required to be obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the Certificate of Merger by each of them and the performance of their respective obligations hereunder or thereunder, except where the failure to obtain such Consents would not have a Parent Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the Certificate of Merger by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby, except for (a) the filing of the Certificate of Merger and related certificates with the Delaware Secretary of State, and appropriate documents with the relevant Governmental Entities of other states in which Merger Sub is qualified to do business, (b) such Consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws in connection with the transactions contemplated hereby, (c) filings contemplated by Sections 6.12 and 6.14 of this Agreement, and (d) Consents, approvals, orders, authorizations which if not obtained or made would not have a Parent Material Adverse Effect.

         4.4 Capital Structure.

         (a) The authorized capital stock of Parent consists of 125,000,000 shares of Parent Common Stock, and 5,000,000 shares of Preferred Stock, $0.0001 par value ("Parent Preferred Stock"). At the close of business on October 25, 2000: (i) 32,546,544 shares of Parent Common Stock were issued and outstanding; and (ii) 10,510,240 shares of Parent Common Stock were reserved for issuance upon exercise of options (the "Parent Options") under Parent's 2000 Stock Incentive Plan, 1998 Stock Incentive Plan and 1996 Stock Option/Stock Issuance Plan, of which options to purchase 9,624,247 shares were outstanding. No shares of Parent Preferred Stock are outstanding.

         (b) All of the outstanding shares of Parent Common Stock and all of the outstanding Parent Options were issued in compliance with applicable federal and state securities laws. All of the outstanding shares of Parent Common Stock are, and the shares of Parent Common Stock issuable upon exercise of the assumed Company Options in accordance with their terms will be, duly authorized, validly issued, fully paid and nonassessable. The Merger Shares have been duly authorized for issuance and, upon the Closing, will be validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Parent's Certificate of Incorporation or Bylaws or any agreement to which Parent is a party or by which it is bound, except as set forth on Schedule 4.4(b).

         (c) Except for the Parent Options and the employee benefit plans set forth above, employment agreements between Parent and certain of its employees, or as otherwise disclosed in Schedule 4.4(c), there are no options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or obligating Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

         (d) All of the outstanding shares of Parent Common Stock and any shares of Parent Common Stock issuable upon exercise of any Parent Option, when issued pursuant to such exercise, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Parent's Certificate of Incorporation or Bylaws or any agreement to which Parent is a party or by which it is bound.

         (e) Except as set forth in Schedule 4.4(g), Parent is not a party or subject to any agreement or understanding, and to Parent's knowledge there is no voting trust, proxy, or other agreement or understanding between or among any persons, that affects or relates to the voting or giving of written consent with respect to any outstanding security of Parent, the election of directors, the appointment of officers or other actions of Parent's board of directors or the management of Parent. Except as set forth in Schedule 4.4(g), to Parent's knowledge, no stockholder of Parent is party or subject to any such agreement or understanding

         4.5 SEC Documents. Parent has timely filed with the SEC and made available to Company each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "Securities Act")), definitive proxy statement, and other filings required to be filed with the SEC by Parent since August 9, 2000, and prior to the Effective Time, Parent will have furnished Company with true and complete copies of any additional documents filed with the SEC by Parent after the date hereof and prior to the Effective Time (collectively, the "SEC Documents"). In addition, Parent has made available to Company all exhibits to Parent SEC Documents filed prior to the date hereof, and will promptly make available to Company all exhibits to any additional Parent SEC Documents filed prior to the Effective Time. As of their respective filing dates, Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The financial statements of Parent, including the notes and schedules thereto, included in Parent SEC Documents (the "Parent Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with U.S. GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the
SEC). The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments which were not and are not expected to be, individually or in the aggregate, material in amount). As of the date of the most recent Parent balance sheet (the "Parent Balance Sheet") included in the Parent Financial Statements included in the Parent SEC Documents filed prior to the date hereof (the "Parent Balance Sheet Date") and as of the date hereof, Parent had no liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise) not reflected on the Parent Balance Sheet or the accompanying notes thereto, except for (i) Liabilities incurred in the ordinary course of business since the Parent Balance Sheet Date through the date hereof which are usual and normal in amount and (ii) Liabilities set forth or reserved against on the Parent Balance Sheet, or which would not be required under GAAP to be set forth or reserved against on the Parent Balance Sheet or a balance sheet of Parent as of the date hereof, (iii) Third Party Expenses, (iv) Liabilities set forth in Parent's Disclosure Schedules hereto, and (v) Liabilities which individually or in the aggregate that would not have a Parent Material Adverse Effect.

         4.6 Absence of Certain Changes. Since August 9, 2000, through the date hereof, there has not been a Parent Material Adverse Effect. Without limiting the foregoing, during such period, except as disclosed in Parent SEC Documents filed by Parent prior to the date hereof or as contemplated by this Agreement,
(i) Parent has conducted its business in the ordinary course of business and
(ii) there has not been:

         (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Parent;

         (b) any amendment of any provision of the certificate of incorporation or bylaws of, or of any material term of any outstanding security issued by, Parent;

         (c) any incurrence, assumption or guarantee by Parent of any indebtedness for borrowed money other than borrowings under existing short term credit facilities not in excess of $100,000 in the aggregate;

         (d) any material change in any method of accounting or accounting practice by Parent except for any such change required by reason of a change in U.S. GAAP;

         (e) issuance of Parent Common Stock or other Parent securities other than pursuant to options outstanding as of June 30, 2000, and the issuance of options under Parent's benefit plans after such date in the ordinary course of business (and the issuance of securities pursuant thereto); or

         (f) any authorization of, or commitment or agreement to take any of, the foregoing actions except as otherwise permitted by this Agreement.

         4.7 Compliance with Laws. Schedule 4.7 sets forth all material licenses, franchises, permits, clearances, consents, certificates and other evidences of authority of Parent which are necessary to the conduct of Parent's business as conducted on the date hereof ("Permits"). All such Permits are in full force and effect and Parent is not in violation of any Permit except for violations which would not, singly or in the aggregate, have a Parent Material Adverse Effect. The business of Parent has been conducted in accordance with all applicable laws, regulations, orders and other requirements of governmental authorities, employment practices and procedures, the health and safety of employees and export controls, except for possible noncompliance, violations, or other possible exceptions that would not have a Parent Material Adverse Effect, and Parent has not received written notice of a violation or alleged violation of any such laws, regulations, orders or requirements.

         4.8 Litigation. Other than as disclosed in the SEC Documents filed prior to the date hereof and except as set forth on Schedule 4.8, there are no claims, disputes, actions, proceedings, notices, orders, suits, appeals or investigations, at law or in equity, pending against Parent, or involving any of its assets or properties, before any court, agency, authority, arbitration panel or other tribunal (other than those, if any, with respect to which service of process or similar notice has not yet been made on Parent), and to the knowledge of Parent none have been threatened. Parent is not subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal, nor is Parent in default with respect to any such notice, order, writ, injunction or decree.

         4.9 Proprietary Rights.

         (a) Parent owns or possesses valid and enforceable licenses or other rights to use all Proprietary Rights currently used in the business of Parent, and the same are sufficient to conduct Parent's business as it has been and is now being conducted. Schedule 4.9(b) describes which such Proprietary Rights are owned by Parent (the "Parent Proprietary Rights") and which such Proprietary Rights are third-party-owned rights used by Parent in the conduct of its business. Except as set forth in Schedule 4.9(b), Parent is the owner of all right, title, and interest in and to each of the Parent Proprietary Rights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims (other than Permitted Liens), and has the right to use, sell, license, sublicense, assign and dispose, in each case without payment to a third party, all of the Parent Proprietary Rights and the products, processes and materials covered thereby. Parent has licenses or possesses other rights to use Proprietary Rights that are not Parent Proprietary Rights. Schedule 4.9(a) sets forth a complete and accurate list of all material licenses, sublicenses and similar agreements to which Parent is a party pursuant to which any other person is authorized to use, exercise or receive any material benefit from any Parent Proprietary Rights. Except as set forth in Schedule 4.9(b), there is no contract pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Parent Proprietary Right.

(b) Except as set forth in Schedule 4.9(c), (i) the operations of Parent as currently conducted do not conflict with or infringe, and no person or entity has asserted to Parent that such operations or past operations conflict with or infringe, any Proprietary Rights owned, possessed or used by any third party;
(ii) there are no claims, disputes, actions, proceedings, suits or appeals pending against Parent with respect to any Proprietary Rights, and, to the knowledge of Parent, none has been threatened against Parent; (iii) to Parent's knowledge, there are no facts which would reasonably serve as a basis for any bona fide claim that Parent does not have the right to use and to transfer the right to use, free of any rights or claims of others, all Parent Proprietary Rights in the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold in the conduct of the business of Parent as it has been and is now being conducted; (iv) to Parent's knowledge, there is no unauthorized use, infringement or misappropriation of any of such Parent Proprietary Rights by any third party, including any employee or former employee of Parent, nor is there any breach of any license, sublicense or other agreement authorizing another party to use such Parent Proprietary Rights; and (v) Parent has not entered into any agreement (x) granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any such Proprietary Right, or (y) other than in the ordinary course of business, agreeing to indemnify anyone or any entity for or against any interference, infringement, misappropriation or other conflict with respect to any Parent Proprietary Right.

         (c) Schedule 4.9(d) contains a complete and accurate list of any proceedings before any patent or trademark authority to which Parent is a party, a description of the subject matter of each proceeding, and the current status of each proceeding, including, without limitation, interferences, priority contests, opposition, and protests. Such list includes any pending applications for reissue or reexamination of a patent. Parent has the exclusive right to file, prosecute and maintain any such applications and the patents and registrations that issue therefrom.

         (d) Parent has taken reasonable measures and precautions to maintain the secrecy and confidentiality of the Parent Proprietary Rights used or proposed to be used in the conduct of its business, the value of which to Parent is contingent upon maintenance of the confidentiality thereof. Except as set forth in Schedule 4.9(d), each current and former employee and officer of and consultant and independent contractor to Parent has executed a written confidentiality agreement and a written assignment of inventions agreement that assign to Parent all rights to any inventions, improvements, discoveries, or information relating to the business conducted or to be conducted by Parent. To the knowledge of Parent, no employee, consultant or contractor of Parent is in violation of any term of any employment contract, proprietary information agreement, inventions agreement, non-competition agreement, consulting agreement, or any other contract or agreement relating to the relationship of any such employee with Parent or any previous employer.

         4.10 Brokers or Finders. Parent has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement in a manner which will cause Company to incur, directly or indirectly, any liability to such broker or finder for any brokerage, financial advisory or finders' fees, agent's commissions or similar charges.

         4.11 Underlying Documents. Copies of any underlying documents listed or described as having been disclosed to the Company pursuant to this Agreement, if requested by the Company, have been furnished or made available to the Company. All such documents furnished or made available to the Company are true and correct copies, and there are no amendments or modifications thereto, that have not been disclosed to the Company.

         4.12 Full Disclosure. The representations and warranties and statements of Parent contained in this Agreement and in the exhibits and in the schedules hereto do not contain any untrue statements of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. There are no facts, including under any contract, which presently or, to the knowledge of Parent, are reasonably likely in the future to have a Parent Material Adverse Effect.

                                   ARTICLE 5

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         5.1 Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time, Company agrees to act as follows, except as expressly contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing:

         (a) Except in connection with the Assumed Company Options or subject to any express limitation contained herein, Company shall carry on its business in the usual, regular and ordinary course, including the payment when due of all Taxes, debts and obligations, in substantially the same manner as heretofore conducted and , without making any commitment on behalf of or which would be binding upon Parent, shall use its commercially reasonable efforts to preserve intact its present business organization and shall use its best efforts to keep available to Parent the services of its present officers and employees and preserve its relationships with present and potential customers, licensors, licensees, suppliers, service providers and others having business dealings with them, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time.

         (b) Company shall not and shall not propose to, directly or indirectly,
(i) make, declare or pay any dividends or other distribution on or in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Company, or (iii) except for repurchases under the terms of restricted stock awards, repurchase, redeem or otherwise acquire any shares of its capital stock, options, warrants or rights to acquire any shares of its capital stock.

         (c) Except for (i) the issuance of Company Common Stock upon exercise of presently outstanding Company Options disclosed on Schedule 3.2 in accordance with the terms thereof, (ii) the issuance of the Additional Company Options or Company Options in accordance with

Section 5.2, and (iii) except for the conversion of any Company Preferred Stock, Company shall not issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities, or enter into any agreement, understanding or arrangement with respect to the sale or voting of any of its capital stock.

         (d) Company shall not cause or permit any amendment of its Certificate of Incorporation or Bylaws.

         (e) Until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 11.1 hereof, Company will not take (and Company will not permit any of its directors, officers, agents, Affiliates or representatives, including investment bankers, financial advisors, attorneys and accountants (collectively, Company's "Representatives") to take), directly or indirectly, any of the following actions: (i) solicit, initiate, facilitate or encourage, or furnish information with respect to Company or its subsidiaries in connection with, any inquiry, proposal or offer with respect to any merger, consolidation or other business combination or acquisition involving Company or any of its subsidiaries or the acquisition of all or a substantial portion of the assets of, or any securities of, Company or any of its subsidiaries, other than the Merger (an "Acquisition Proposal"); (ii) negotiate, discuss, explore or otherwise communicate or cooperate in any way with any third party with respect to any Acquisition Proposal; (iii) enter into any agreement, arrangement or understanding with respect to an Acquisition Proposal or requiring Company to abandon, terminate or refrain from consummating the transactions contemplated hereby with Parent; or (iv) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Company or its board of directors from (a) engaging in discussions or negotiations with, or providing information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by such Person and (b) recommending such unsolicited bona fide written Acquisition Proposal to the stockholders of Company, if and only to the extent that (i) the board of directors of Company concludes in good faith (after consultation with a nationally recognized financial advisory firm) that such Acquisition Proposal is reasonably capable of being completed taking into account the financial and other aspects of the Acquisition Proposal and the Person making the Acquisition Proposal and would, if consummated, result in a transaction more favorable to Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"), (ii) the board of directors of Company determines in good faith after consultation with outside legal counsel that such action is required for such board to comply with its fiduciary duties under applicable law and
(iii) prior to providing any information or data concerning Company or its Subsidiaries to any Person in connection with an Acquisition Proposal by such Person, Company receives from such Person an executed confidentiality agreement similar to the letter agreement between Parent and Company dated as of September 5, 2000 executed in connection with their consideration of the Merger (the "Confidentiality Letter").

         Company shall, and shall cause each of Company's Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person relating to an Acquisition Proposal. Company shall, and Company shall use its best efforts to cause its Representatives to, notify Parent orally and in writing immediately upon receipt of any inquiry, offer or proposal with respect to an Acquisition Proposal, including information as to the identity of the party or offeror making such inquiry, offer or proposal and stating the terms thereof, and shall provide Parent with (i) copies of all written materials relating thereto and (ii) such other information related thereto as Parent may reasonably request, unless prohibited by an agreement entered into by Company prior to September 9, 2000. Thereafter, Company shall keep Parent timely informed of the status and any material changes in such Acquisition Proposal. Company will not terminate or amend any agreement, arrangement or understanding to which it is a party, to the extent that it governs the right of another party or such party's Affiliates or agents to use or disclose nonpublic information relating to Company, and Company will use its best efforts to enforce such agreements, arrangements and understandings.

         (f) Company shall not (a) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, (b) otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Company except in the ordinary course of business consistent with past practice, or (c) enter into any strategic alliance, joint venture, or joint development, manufacturing or marketing agreement.

         (g) Company shall not sell, lease, encumber, pledge or otherwise dispose of any of its assets or properties, except (a) in the ordinary course of business consistent with prior practice and in any event not in excess of $10,000 in the aggregate, and (b) for sales of inventory and licenses in the ordinary course of business consistent with prior practice.

         (h) Company shall not shall assume, incur or guarantee any indebtedness, enter into, extend or renew any credit agreement, line of credit or similar arrangement, issue or sell any debt securities or warrants or rights to purchase debt securities, enter into, extend or renew any lease, or enter into, extend or renew any indemnity agreement or agreement to maintain the financial condition of another person or entity.

         5.2 Benefit Plans, Etc.

         (a) Except as specifically contemplated hereunder, Company shall not
(i) adopt or amend in any material respect any Employee Plan, Benefit Arrangement or any other agreement with any employee or employees, (ii) hire any employee other than for such positions and with such salaries and option grants as set forth on Schedule 5.2, (iii) increase in any manner the compensation or benefits for its employees, directors, officers or consultants, (iv) pay any bonuses or similar payments to its employees, consultants, directors or officers (other than such payments required under existing policies, plans and agreements), (v) grant any stock option, stock appreciation right or other equity-related compensation right (except for the New Options), or (vi) pay or accrue any benefit not required by existing policies, plans and agreements that are described on Schedule 5.2. Company shall not take any action with respect to
(a) the grant of any severance pay, termination pay or any payment or right triggered upon a change in control of Company, (b) any increase of benefits payable under its severance pay, termination pay or change in control arrangements in effect as of the date hereof or (c) accelerating the vesting schedule of any outstanding options, warrants or stock purchase agreements of Company.

         5.3 Other Actions. Except as expressly contemplated by this Agreement or with the written consent of Parent, Company shall not:

         (a) Enter into any material commitment or transaction not in the ordinary course of business consistent with past practice;

         (b) Transfer to any person or entity any material rights to the Proprietary Rights, other than pursuant to licenses in the ordinary course of business consistent with past practice;

         (c) Enter into any material agreements (or material amendments thereto) pursuant to which any third party is granted marketing, distribution, manufacturing or similar rights of any type or scope with respect to any products or services of Company other than in the ordinary course of business consistent with past practice;

         (d) Amend or otherwise modify or extend, except in the ordinary course of business consistent with past practice, or violate the terms of, any of the agreements set forth or described in the Schedules to this Agreement (including, without limitation, modifying the policies regarding pricing or royalties set or charged by Company to its customers or licensees or agreeing to a material change in pricing or royalties set or charged by persons who have licensed any intellectual property to Company);

         (e) Commence or settle any litigation;

         (f) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

         (g) Pay, discharge or satisfy, in an amount in excess of $25,000 (in any one case) or $50,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements or that arose in the ordinary course of business subsequent to September 30, 2000;

         (h) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

         (i) Enter into any contract with a Related Party except as expressly permitted by this Agreement;

         (j) Make any capital expenditures, capital additions or capital improvements in excess of $25,000; or

         (k) Take, or commit or agree to take, any of the actions described in this Section or any other action that would prevent Company from performing or cause Company not to perform its covenants hereunder or that would or reasonably would be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect or in any of the conditions set forth in Article 7 not being satisfied.

         5.4 Covenants of Parent. During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees to act as follows, except as expressly contemplated by this Agreement or to the extent that Company shall otherwise consent in writing:

         (a) Parent shall not cause or permit any amendment of its Certificate of Incorporation or Bylaws.

         (b) Parent shall not take any action that might reasonably be expected to impede, interfere with, prevent or materially delay the Merger.

         (c) Parent shall not take any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of
Section 368 of the Code.

         (d) Parent shall not fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder.

         (e) Take, or commit or agree to take, any of the actions described in this Section or any other action that would prevent Company from performing or cause Company not to perform its covenants hereunder or that would or reasonably would be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect or in any of the conditions set forth in Article 7 not being satisfied.

         5.5 Advice of Changes; Government Filings. Each party shall confer on a regular and frequent basis with the other, report to the other on operational matters and promptly advise the other orally and in writing of any change or event having, or, insofar as can reasonably be foreseen, could be expected to have, a Company Material Adverse Effect, in the case of Company, or a Parent Material Adverse Effect, in the case of Parent, or which would cause or constitute a breach of any of the representations, warranties or covenants of such party contained herein. Each party shall consult with the other before filing, and shall promptly provide the other (or its counsel) with copies of, any filings made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby. No such information provided to a party (or its counsel) shall be deemed for any purpose to modify or limit the representations, warranties and covenants of such party hereunder, or the other party's indemnitees rights and remedies hereunder.

         5.6 Accounting Methods. Company shall not change its methods of accounting in effect at the Company Balance Sheet Date, except as required by changes in GAAP as concurred in by Company's independent auditors. Company shall notify Parent immediately of any such change and shall provide all details thereof.

         5.7 Intellectual Property Matters. Without limiting the generality of the foregoing agreements, Company shall use its best efforts to preserve its Proprietary Rights free and clear of any liens, claims or encumbrances and to assert, contest and prosecute any infringement of any issued patent, trademark, service mark, tradename or copyright that is part of the Proprietary Rights or any misappropriation or disclosure of any trade secret, know-how or confidential information that is part of the Proprietary Rights.

         5.8 Further Information. As soon as such information becomes available, and in any event not later than thirty (30) days after the end of each fiscal month, Company shall provide to Parent its unaudited balance sheet as of the end of such month and its related statements of results of operations and statements of cash flows for such period together with a list of the ages and amounts of all accounts and notes due and uncollected as of the end of such month.

                                   ARTICLE 6

                              ADDITIONAL AGREEMENTS

         6.1 Access to Information. Each party hereto shall afford to the other party and shall cause its independent accountants to afford to the other party, and such party's accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to such party's properties, books, contracts, commitments, Tax returns and records and documents related to such party and its business, properties and assets, and to the audit work papers and other records of such party's internal and external accountants. Each party shall provide the other party and its Representatives with copies of the foregoing upon request by the other party. During the foregoing period, each party hereto shall furnish promptly to the other party all other information concerning the business, finances, properties and personnel of such party as the other party may reasonably request, including such financial statements (including audited financial statements) as may be required by the other party to comply with its financial reporting obligations, including requirements under applicable securities laws.

         6.2 Legal Conditions to the Merger and Related Transactions. Each party will take all reasonable actions necessary to comply promptly with all Legal Requirements which may be imposed on such party with respect to the Merger and will promptly cooperate with and furnish information to the other party in connection with any such requirements imposed upon such other party in connection with the Merger. Each party will take all reasonable actions to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity, or other third party required to be obtained or made by such party in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

         6.3 Communications; Confidentiality. Each of the parties hereto hereby agrees to and reaffirms the terms and provisions of the Confidentiality Letter except to the extent expressly modified hereby. Between the date hereof and the Effective Time, neither Company, on the one hand, nor Parent and Merger Sub, on the other hand, will furnish any communication to its stockholders or to the public generally (other than communications required pursuant to Section 6.2 or otherwise required by law) if the subject matter thereof relates to the other party or to the transactions contemplated by this Agreement without the prior approval of the other party as to the content thereof, which approval shall not be unreasonably withheld, and subject to each party's compliance with applicable law. Notwithstanding the foregoing, Parent may make a public announcement concerning the existence of this Agreement following the execution thereof subject to Company's prior approval, which shall not be unreasonably conditioned, withheld or delayed.

         6.4 Update to Disclosures. Without limiting or modifying a party's representations or warranties or the other party's right to rely thereon and without limiting the rights and remedies available to such party or its indemnitees hereunder, each party shall provide the other party with updates to the disclosures previously provided or made available to the other party, as to material facts which arise between the date of this Agreement and the Closing Date and which, had they occurred and been known prior to the date of this Agreement, would have been required to have been disclosed in order to make the representations and warranties contained in Article 3, Article 4 or Article 6 with respect to such party true and correct as of the date of this Agreement.

         6.5 Certain Notifications. At all times from the date hereof and prior to the Effective Time, each party shall promptly notify the other parties in writing of the occurrence of any event known to such party which will or is likely to result in the failure to satisfy any of the conditions specified in
Article 7 hereof.

         6.6 Treatment of Plans, Agreements and Options. The Company and Parent shall cooperate in good faith with respect to the termination, effective as of the Effective Time, of certain Employee Plans or Benefit Arrangements of the Company as reasonably requested by Parent. Company shall obtain all necessary consents or releases from holders of options to purchase Company Common Stock and take all such other lawful action as may be necessary to give effect to the transactions contemplated hereby with respect to such options. Without limiting the generality of the foregoing, prior to the Closing Date, the Board of Directors of Company shall take all action necessary to terminate or cause to be terminated each Employee Plan (as defined in Section 3.23(a)) that contains a cash or deferred arrangement subject to Section 401(k) of the Code and each Employee Plan or Benefit Arrangement that is a defined contribution retirement plan or employee stock purchase plan. After the Closing Date, Parent may (in its sole discretion) cause each terminated Employee Plan to be filed with the Internal Revenue Service for a favorable determination letter and shall take such other steps as it deems necessary in its sole discretion with respect to each terminated Employee Plan.

         6.7 Agreements by Affiliated Stockholders. Schedule 6.7 lists the names and addresses of those persons who are, in Company's reasonable judgment, "affiliates" of Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act ("Rule 145") (each such person, an "Affiliate"). Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. Company shall use its best efforts to deliver or cause to be delivered to Parent, on or prior to the tenth (10th) day after the date hereof, from each of the Affiliates of Company identified in the foregoing list, a written Affiliate Agreement in the form attached hereto as Exhibit E. Parent shall be entitled to place legends as specified in such Affiliate Agreements on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such agreements.

         6.8 Options.

         (a) Assumption. Consistent with the terms of the documents governing each Company Option, and except for the Company Options set forth on Schedule 6.8(a) hereto (the "Accelerated Options") the terms and conditions of which shall be amended prior to closing to provide for full acceleration of vesting and exercisability, the Merger will not terminate or accelerate any Company Option or any right of exercise, vesting or repurchase relating thereto with respect to Parent Common Stock acquired upon exercise of such Company Option assumed by Parent. Holders of Company Options will not be entitled to acquire shares of the Surviving Corporation after the Merger. Subject to the provisions of this Section, as of the Effective Time, Parent will assume each Company Option and all obligations of Company under the Company 1999 Stock Incentive Plan (the "Option Plan"). Each Company Option so assumed by Parent under this Agreement (the "Assumed Options"), without any action on the part of the holder thereof other than the requirement such holder execute and deliver to Parent a Transfer Restriction Agreement with respect to the shares of common stock issuable upon exercise of such options, will continue to have, and be subject to, substantially the same terms and conditions set forth in the Option Plan and in the other documents governing such Company Option immediately prior to the Effective Time, except that (i) such Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were purchasable under such Company Option immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Common Stock Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.

         (b) Qualification as ISOs. It is the intention of the parties that each Assumed Option qualify as an "incentive stock option" within the meaning of
Section 422 of the Code ("ISOs") to the extent that such Company Option constituted an ISO immediately prior to the Effective Time; provided, however, the assumption of each Company Option that is an ISO shall be adjusted to the extent necessary to preserve its treatment as an ISO; provided further that ISO treatment shall not be available to Accelerated Options to the extent they exceed the $100,000 calendar year limit on ISOs described in Section 422(d) of the Code. No assumed Company Option will entitle the holder thereof to any additional benefits within the meaning of Section 424(a)(2) of the Code that were not available prior to such assumption.

         (c) Registration. Parent shall file a Registration Statement on Form S-8 under the Securities Act no later than January 31, 2001, which registration statement shall cover the shares of Parent Common Stock issuable upon the exercise of the Assumed Options that can, in Parent's reasonable judgment, be registered on a Form S-8, and Parent will use commercially reasonable efforts to cause such Parent shares to be registered under the Securities Act and to maintain such registration in effect until the exercise or termination of all such Assumed Options; provided, however, the shares of Parent Common Stock issuable pursuant to the Assumed Options shall be subject to transfer restriction pursuant to the Transfer Restriction Agreements.

         (d) Option Documents. As soon as practicable after the Effective Time, Parent shall issue to each holder of an assumed Company Option a document evidencing the conversion of such option as provided above.

         (e) Grant of Additional Options. Prior to the Closing, Company shall issue, at the direction of Parent, nonstatutory options (which are not intended to qualify as incentive stock options under Section 422 of the Code) to the persons set forth on, and in such amounts and on the terms and conditions set forth in Schedule 6.8(e) hereto (such options shall be referred to as "Additional Company Options") to the extent permitted by state securities laws. Company shall make all filings and applications required under applicable federal securities laws and applicable state securities laws in connection with the issuance of the Additional Company Options. Company and Parent acknowledge that the Additional Company Options shall not constitute ISO's. Parent shall account for the issuance of the Additional Company Options in accordance with GAAP as deferred compensation amortizable over the vesting period of the Additional Company Options.

         6.9 Employees. Subject to Parent's employee benefit plans, all Company employees who become employees of Parent or a subsidiary of Parent as of the Effective Time shall receive the same or reasonably comparable benefits as such Company employees currently receive (as and to the extent disclosed in writing to Parent prior to the date hereof) and, to the extent not prohibited by law, shall receive service credit (other than for benefit accrual under a defined benefit pension plan) that includes their employment by Company prior to the Effective Time. Any such employment of such former Company employees shall not affect the "at will" employment status of any such employee or limit any right of Parent or its applicable subsidiary to terminate any employee with or without cause following the Effective Time. Company employees who become employees of Parent or a subsidiary of Parent as of the Effective Time shall have their accrued vacation balance transferred to their employment at Parent and shall thereafter accrue vacation pursuant to Parent's policies.

         6.10 Treatment of Merger as Qualifying Reorganization. Each of Company and Parent shall (a) treat the Merger as a reorganization under Section 368 of the Code, (b) report the Merger and all related transactions consistently therewith in any and all Tax Returns filed by it, (c) take all such actions as may be reasonably required to cause the Merger to be treated as a qualifying reorganization, and (d) take no action which could disqualify the Merger from reorganization status under Section 368 of the Code. Neither Company nor Parent, as of the date of this Agreement and on the Closing Date, know of any reason (a) that the transaction may not qualify as a reorganization within the meaning of
Section 368 of the Code, or (b) that the representations customarily required to obtain a favorable tax opinion that the Merger will qualify the transaction as a reorganization within the meaning of Section 368 of the Code may not be true. Company shall use reasonable efforts to obtain an opinion from its counsel that the Merger is a "reorganization" within the meaning of section 368 of the Code.

         6.11 Tax Matters.

         (a) Parent shall cause Company to prepare and file all Tax Returns required to be filed by or with respect to Company for all periods ending on or prior to the Closing Date which are filed on or after the Closing Date and for all periods which begin prior to the Closing Date and end after the Closing Date. Without the prior consent of the Holder's Representative and Parent, the Tax Returns referred to in this paragraph (a) shall be prepared in a manner consistent in all material respects with such Tax Returns previously filed in the relevant jurisdiction, unless the relevant taxing authority has indicated that it will not accept a return filed on such basis, and shall not reflect any new elections or the adoption of any new accounting methods or conventions, except to the extent such particular election or adoption is required to comply with any new law or regulation. Parent shall timely pay or cause to be timely paid the Taxes attributable to such Tax periods, subject only to Parent's rights under Section 9.2 of this Agreement to the extent that the payment of such Taxes represents an item described therein. The stockholders of Company shall not bear any responsibility for the Taxes of Company attributable to such periods except as provided in Section 9.2 of this Agreement.

         (b) Cooperation and Access to Information. Provided that the rights under this paragraph (b) lapse on the expiration of the Indemnity period or the exhaustion of the Escrow Fund, the parties to this Agreement shall cooperate as and to the extent reasonably requested by any other party hereto, in connection with (i) the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes, and (ii) complying with
Section 6043 of the Code and all Treasury Regulations promulgated thereunder. Such cooperation shall include the retention and (upon another party's request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

         (c) Retention of Books and Records. Provided that the rights under this paragraph (c) lapse on the expiration of the Indemnity period or the exhaustion of the Escrow Fund, the parties to this Agreement agree (i) to retain all books and records with respect to Tax matters pertinent to Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and (ii) to give the other parties to this Agreement reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Parent, the Surviving Corporation or the stockholders of Company, as the case may be, shall allow the other party to take possession of such books and records.

         (d) Treatment of Indemnity Payment as Purchase Price Adjustment. In the case of any claim for indemnity under this Agreement based on Taxes determined to be payable by Company or a successor thereto, the indemnity obligation shall be considered to be a purchase price adjustment under this Agreement.

         6.12 State Statutes. If any state takeover law shall become applicable to the transactions contemplated by this Agreement, Parent and its Board of Directors or Company and its Board of Directors, as the case may be, shall use their reasonable best efforts to obtain such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement.

         6.13 Fairness Hearing; Stockholder Approval.

         (a) As soon as reasonably practicable following the execution of this Agreement, Parent shall prepare and file, with the full cooperation of Company, an application to obtain a permit (a "California Permit") from the Commissioner of Corporations of the State of California (the "Commissioner") after a hearing before the Commissioner (the "Fairness Hearing") pursuant to Section 25121 of the California Corporate Securities Law of 1968 ("CSL"), so that the issuance of Parent Common Stock in the Merger shall be exempt from registration under
Section 3(a)(10) of the Securities Act. Parent, with the full cooperation of Company, will use commercially reasonable efforts to respond to any comments from the California Department of Corporations and use their commercially reasonable efforts to have the California Permit granted as soon as practicable after such filing, including without limitation, scheduling the Fairness Hearing on the first practicable date after filing of the application. As promptly as practical after the date of this Agreement, Parent and Company shall prepare and make such filings as are required under applicable blue sky laws relating to the transactions contemplated by this Agreement. Company shall use reasonable and good faith efforts to assist Parent as may be necessary to cause the application for the California Permit and any solicitation material sent to stockholders of Company to comply with the securities and blue sky laws.

         (b) In the event ninety (90) days shall have elapsed since the filing of the application for the California Permit and Parent shall not have received the California Permit, as promptly as practicable thereafter, Parent shall, with the full cooperation of Company, prepare and file with the SEC a Registration Statement on Form S-4 (the "Registration Statement"), which will contain a proxy statement to be sent to the stockholders of Company (the "Proxy Statement"). Company shall provide to Parent and its counsel for inclusion in the Proxy Statement, in form reasonably satisfactory to Parent and its counsel, such information concerning Company that Parent or its counsel may reasonably request for purposes of preparing the Registration Statement. Each of Parent and Company shall use commercially reasonable efforts to respond to any comments of the SEC and to have the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after such filing. Each party will notify the other parties hereto promptly of the receipt of any comments from the SEC or its staff for amendments or supplements to the Registration Statement and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other the hand, with respect to the Registration Statement or the Proxy Statement. Whenever any event occurs which should be set forth in an amendment or supplement to the Registration Statement and/or the Proxy Statement, Parent or Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing such amendment or supplement with the SEC.

         (c) As promptly as practicable after the date hereof, Company shall submit the Option Plan Increase to its stockholders for approval and adoption as provided by Delaware Law and its Second Restated Certificate of Incorporation and Bylaws. Company shall use its reasonable best efforts to solicit and obtain the consent of its stockholders sufficient to approve the Option Plan Increase. The materials submitted to Company's stockholders shall be subject to reasonable review and approval by Parent and include information regarding Company, the terms of the Merger and this Agreement and the unanimous recommendation of the board of directors of Company in favor of the Option Plan Increase.

(d) As promptly as practicable after the receipt of a California Permit or the effectiveness of the Registration Statement, as the case may be, Company shall submit this Agreement and the transactions contemplated hereby to its stockholders for approval and adoption as provided by Delaware Law and its Second Restated Certificate of Incorporation and Bylaws. Company shall use its reasonable best efforts to solicit and obtain the consent of its stockholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable following the date hereof and, in any event, within fifteen (15) days following the receipt of the California Permit or the effectiveness of the Registration Statement, as the case may be. The materials submitted to Company's stockholders shall be subject to reasonable review and approval by Parent and include information regarding Company, the terms of the Merger and this Agreement and the unanimous recommendation of the board of directors of Company in favor of the Merger and this Agreement, and the transactions contemplated hereby and, if Parent files the Registration Statement, the materials shall be a Proxy Statement that complies with the rules and regulations of the SEC.

         6.14 Information Supplied.

         (a) None of the information supplied in writing by Company for inclusion or incorporation by reference in (i) the application for a California Permit in connection with the issuance of shares of Parent Common Stock pursuant to the transactions contemplated hereby, including the disclosure documents relating thereto will, at the time the such application is filed with the Commissioner and at the time the Fairness Hearing is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Information Statement provided to Company stockholders in connection with obtaining stockholder approval of the Merger (the "Information Statement") will, at the time it is mailed to the stockholders and at all times during which stockholder consents are solicited in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (iii) any materials or information provided to Company stockholders in connection with an offer to purchase their shares of Company Common Stock as contemplated in the Stockholders' Agreement will, at the time it is mailed to the stockholders and at all times during which such stockholders may elect to sell their shares to Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The application for a California Permit will comply in all material respects with the provisions of the CSL, and the rules and regulations thereunder, except that no representation is made by Company with respect to statements made therein based on information supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference therein.

         (b) None of the information supplied in writing by Parent for inclusion or incorporation by reference in (i) the application for a California Permit will, at the time the such application is filed with the Commissioner and at the time the Fairness Hearing is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Information Statement will, at the time it is mailed to stockholders of Company and at all times that stockholder consents are being solicited in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The application for a California Permit will comply in all material respects with the provisions of the CSL and the rules and regulations thereunder, except that no representation is made by Parent with respect to statements made therein based on information supplied by Company in writing for inclusion or incorporation by reference in such application or the Information Statement.

         (c) The Company shall provide Parent with any and all information, including stockholder lists and stockholder addresses, that Parent may require to comply with Section 4(f) of the Stockholders' Agreement. None of the materials or information supplied in writing by the Company to Parent in connection with Parent's offer to purchase shares of Company Common Stock as contemplated in the Stockholders' Agreement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Other than the information and materials supplied in writing to Parent by the Company as set forth in the immediately preceding sentence, none of the materials or information provided to Company stockholders in connection with an offer to purchase their shares of Company Common Stock as contemplated in the Stockholders' Agreement will, at the time it is mailed to the stockholders and at all times during which such stockholders may elect to sell their shares to Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         6.15 Nasdaq Listing. Parent shall use all commercially reasonable efforts to authorize for listing on Nasdaq the shares of Parent Common Stock issuable pursuant hereto, and those required to be reserved for issuance in connection with the Assumed Options whose underlying shares are to be registered on Form S-8 by Parent.

         6.16 Indemnification of Company Directors and Officers.

         (a) The provisions of this Section 6.16 are intended to be for the benefit of, and will be enforceable by, each director and officer of Company (the "Company Officers/Directors") entitled to indemnification from Company. Any amendment, repeal, or modification of the provisions with respect to indemnification that are set forth in Delaware Law or Company's Certificate of Incorporation and Bylaws shall not in any manner affect adversely the rights thereunder of individuals who at, or at any time prior to, the Effective Time, were directors or officers of Company. From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation, for a period of four (4) years after the Closing, to the fullest extent permitted by law, indemnify and hold harmless, and provide advancement of expenses to all past and present directors and officers of the Company under any indemnification agreements between Company and its directors and officers and any indemnification provisions under Delaware Law, Company's Certificate of Incorporation or Bylaws as in effect immediately prior to the Effective Time.

         (b) For a period of three (3) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain in effect the current policies of directors' and officers' liability insurance maintained by Company, or policies providing substantially the same coverage, covering persons who are currently covered by Company's officers' and directors' liability insurance policies with respect to actions or omissions occurring at or prior to the Effective Time, to the extent that such policies are available; provided, however, that policies of at least the same coverage containing terms and conditions which are no less advantageous to the insureds may be substituted therefor, but in no event shall the Surviving Corporation be required to spend more than an amount per year equal to one hundred fifty (150%) of the current annual premiums paid by Company for such insurance.

         6.17 Transfer Restriction Agreements. Company shall use all commercially reasonable efforts to cause each holder of Company Capital Stock and Company Options to execute a Transfer Restriction Agreement in the form of Exhibit M ("Transfer Restriction Agreement").

                                   ARTICLE 7

                              CONDITIONS PRECEDENT

         7.1 Conditions to Obligations of Parent, Merger Sub and Company. The obligations of Parent, Merger Sub and Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived in writing by each of Parent, Merger Sub and Company:

         (a) Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any federal or state court and remain in effect, and no litigation seeking the issuance of such an order or injunction, shall be pending which, in the good faith judgment of Company or Parent, has a reasonable probability of resulting in such order, injunction or damages. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

         (b) Statutes. There shall not be in effect any statute, rule or regulation which would (i) make the consummation of the Merger illegal, (ii) prohibit Parent's or Surviving Corporation's ownership or operation of all or a material portion of the business or assets of Company, or compel Parent or Surviving Corporation to dispose of or hold separate all or a material portion of the business or assets of Company, as a result of the Merger, or (iii) render Parent, Company or Merger Sub unable to consummate the Merger, except for any waiting period provisions.

         (c) Company Stockholder Approval. The stockholders of Company shall have duly approved this Agreement and the transactions contemplated hereby and thereby by the Required Stockholder Vote.

         (d) Governmental Approval. Parent and Company shall have timely obtained from any governmental entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the several transactions contemplated hereby, and the applicable waiting period, if any (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

         (e) Escrow Agreement. The Escrow Agent shall have executed and delivered the Escrow Agreement in the form attached hereto as Exhibit I.

         (f) Permit to Issue Securities; Registration Statement. Either (i) the Commissioner shall have issued the California Permit and the qualification thereunder shall not be the subject of any stop order or proceedings seeking a stop order and if not so issued or if issued and subject to a stop order or (ii) Parent's Registration Statement on Form S-4 shall have been declared effective by the SEC and the issuance of Parent Common Stock in the Merger shall not be the subject of any stop order or proceedings seeking a stop order.

         7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction on or prior to the Closing Date of the following additional conditions, unless waived by Parent:

         (a) Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date (except for representations and warranties expressed as of a specified date, which shall be true and correct as of such date), with the same force and effect as if made on and as of the Closing, and Parent shall have received a certificate signed by the chief executive officer and chief financial officer of Company to such effect.

         (b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing Date, and Parent shall have received a certificate signed by the chief executive officer and chief financial officer of Company to such effect.

         (c) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of Company, certifying as to (i) the terms and effectiveness of the Certificate of Incorporation and the Bylaws of Company, (ii) the valid adoption of resolutions of the Board of Directors of Company and the stockholders of Company approving this Agreement and consummation of the transactions contemplated hereby and thereby and (iii) such other matters as Parent or its counsel shall reasonably request.

         (d) Opinions of Counsel. Parent shall have received an opinion dated the Closing Date of Shaw Pittman, counsel to Company, in the form of Exhibit G.

         (e) Receipt of Consents. Parent shall have been furnished with evidence satisfactory to it that (i) Company has obtained the Consents, approvals and waivers set forth in Schedule 3.4 and that such Consents do not alter materially the terms of Company's obligations under the related licenses, permits or agreements under which such Consent, approval or waiver is sought, and (ii) all authorizations, consents, orders or approvals of, or declarations or filings with, any Governmental Entity including the Delaware Secretary of State and applicable federal or state securities law regulatory bodies, and all Consents of any other third party under contracts or otherwise, in each case deemed necessary or appropriate by Parent for the consummation of the Merger and the other transactions contemplated by this Agreement or which is material to the business of Company, shall have been filed, occurred or been obtained (in each case subject to no term, condition or restriction unacceptable to Parent).

         (f) No Material Adverse Change. Since the date hereof, there shall have been no Company Material Adverse Effect.

         (g) Lien Release. Imperial Bank shall have filed all documents and filings, including without limitation UCC-3s, in all local and state jurisdictions releasing any and all liens such bank may have on the tangible and intangible assets of the Company.

         (h) Option Plan Increase and New Company Option Issuance. The stockholders of Company shall have approved the Option Plan Increase and Company have granted the Additional Company Options to the extent permitted by state securities laws.

         (i) Stockholders' Agreement. The Stockholders' Agreement described herein shall have been executed and delivered to Parent, and shall be in full force and effect.

         (j) Affiliate Agreements. The Affiliate Agreements described herein shall have been executed and delivered to Parent, and shall be in full force and effect.

         (k) Resignations. Each individual who serves as a member of the Board of Directors or as an officer of Company shall have resigned from the Board of Directors or from such office effective on or prior to the Effective Time.

         (l) Good Standing Certificates. Parent shall have received certificates of Company's good standing in the State of Delaware and in such other states as Parent may reasonably request, each dated as of a recent date.

         (m) Escrow Agreement. Company and the Holders' Representative shall have executed and delivered the Escrow Agreement in the form attached hereto as
Exhibit I.

         (n) Noncompetition Agreements. Each Noncompetition Agreement shall have been executed and delivered to Parent and shall be in full force and effect.

         (o) Dissenting Shares. Holders of Company Common Stock and Company Preferred Stock representing ninety (90%) of the aggregate number of shares of Company Common Stock on an as-converted basis (excluding shares issuable upon the exercise of Company Options) shall have approved and adopted the Merger Agreement and approved the Merger or waived their rights under Section 262 of Delaware Law.

         (p) Transfer Restriction Agreements. Each holder of Company Common Stock, Company Preferred Stock and Company Options shall have executed and delivered to Parent a Transfer Restriction Agreement and such agreements shall be in full force and effect.

         (q) Employment Agreements. The Employment Agreements with each of Richard Berger, Rajeev Agrawal and Richard Ruggeiro shall have been executed and delivered to Parent and shall be in full force and effect.

         (r) Company Common Stockholder Approval. This Agreement, the Merger and the transactions contemplated hereby shall have been approved and adopted by the holders of a majority of the shares of Company Common Stock entitled to vote at the stockholders' meeting of the Company to approve and adopt this Agreement, the Merger and the transactions contemplated hereby.

         7.3 Conditions to Obligations of Company. The obligations of Company to effect the Merger are subject to the satisfaction on or prior to the Closing Date of the following additional conditions unless waived by Company:

         (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date (except for representations and warranties expressed as of a specified date, which shall be true and correct as of such date), with the same force and effect as if made on and as of the Closing, and Company shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Parent to such effect.

         (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement prior to the Closing Date, and Company shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Parent to such effect.

         (c) Escrow Agreement. Parent shall have executed and delivered the Escrow Agreement in the form attached hereto as Exhibit I. ---------

         (d) Opinion of Counsel. Company shall have received an opinion dated the Closing Date of Pillsbury Madison & Sutro LLP, counsel to Parent, in the form of Exhibit K.

         (e) Tax Opinion. Company shall have received a written opinion of its counsel substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for Federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368 of the Code; provided, however, that if counsel to Company does not render such opinion, this condition shall nonetheless be deemed satisfied with respect to Company if counsel to Parent renders such opinion to such party. In preparing such Company tax opinion, counsel may rely on reasonable assumptions and may also rely on (and to the extent reasonably required, the parties shall make) reasonable representations related thereto.

         (f) No Material Adverse Change. Since the date hereof, there shall have been no Parent Material Adverse Effects.

         (g) Certificate of Secretary of Parent. Company shall have received a certificate, validly executed by the Secretary of Parent, certifying as to (i) the terms and effectiveness of the Certificate of Incorporation and the Bylaws of Parent, (ii) the valid adoption of resolutions of the Board of Directors of Parent approving this Agreement and consummation of the transactions contemplated hereby and thereby and (iii) such other matters as Company or its counsel shall reasonably request.

         (h) Good Standing Certificates. Company shall have received (i) certificates of Parent's good standing in the State of Delaware and in such other states as Company may reasonably request, and (ii) certificate of Merger Sub's good standing in the State of Delaware, each dated as of a recent date.

                                   ARTICLE 8

                                     CLOSING

         8.1 Closing Date. The Closing under this Agreement (the "Closing") shall be held not more than two (2) business days following the satisfaction of all conditions precedent to the Merger specified in this Agreement (other than the delivery of the documents and other items required by this Agreement to be delivered at the Closing), unless duly waived by the party entitled to satisfaction thereof. In any event, if the Closing has not occurred on or before the Termination Date (as defined in Section 11.1), this Agreement may be terminated as provided in Section 11.1(b). Such date on which the Closing is to be held is herein referred to as the "Closing Date." The Closing shall be held at the offices of Pillsbury Madison & Sutro LLP, San Francisco, California, at 10:00 A.M. on such date, or at such other time and place as Parent and Company may agree upon in writing.

         8.2 Filing Date. Subject to the provisions of this Agreement, on the Closing Date fully executed and acknowledged copies of the Certificate of Merger meeting the requirements of Delaware Law shall be filed with the Delaware Secretary of State, all in accordance with the provisions of this Agreement.

         8.3 Efforts. All the parties hereto shall use all commercially reasonable efforts (subject to any limitations stated herein) to cause the Closing Date to be not later than the Termination Date.

                                   ARTICLE 9

                           INDEMNIFICATION AND ESCROW

         9.1 Survival of Representations and Warranties. The representations and warranties of Company and Parent contained in this Agreement or in any agreement, instrument or document delivered pursuant to this Agreement shall survive the Merger and continue until 5:00 p.m., California time, on the date which is twelve (12) months after the Closing Date (the "Expiration Date"); provided, however, that if at any time prior to the Expiration Date, any Parent Indemnitee delivers to the Holders' Representative or any Company Indemnitee delivers to Parent a written notice asserting a claim for recovery under Section
9.2 hereof, then the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved. The waiver of any condition based on the accuracy of any representation or warranty, or the performance of or compliance with any covenant or obligation, will not affect the right to indemnification set forth in this Article 9 or the right to any other remedy.

         9.2 Indemnification by Company Stockholders. Subject to the limitations set forth herein, from and after the Effective Time, the stockholders of Company, to the extent of the Escrow Fund, will defend and indemnify Parent (and, after the Closing, the Surviving Corporation), and its Affiliates, directors, officers, stockholders, successors and assigns

(collectively, the "Parent Indemnitees"), against and hold each of them harmless from any and all losses, liabilities, Taxes, claims, suits, proceedings, demands, judgments, damages, expenses and costs, including, without limitation, reasonable counsel fees, costs and expenses incurred in the investigation, defense or settlement of any claims covered by this indemnity which any such Parent Indemnitee may suffer or incur by reason of or against (i) the inaccuracy or breach of any of the representations, warranties or covenants of Company contained in this Agreement or any document, certificate or agreement delivered pursuant hereto, or (ii) (x) any Transaction Expenses incurred by Company in excess of one hundred twenty-five thousand dollars ($125,000), (y) one-half (1/2) of Informational Expenses incurred by Parent in excess of one hundred thousand dollars ($100,000), or (z) one-half (1/2) of all Informational Expenses incurred by Company (together with item (i), the "Indemnifiable Damages"). The stockholders of Company acknowledge that such Parent Indemnifiable Damages would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the aggregate Merger Consideration. The Escrow Fund allocated shall be the sole and exclusive security and remedy of Parent Indemnitees for the indemnity obligation of the stockholders of Company. The right to obtain indemnification from the Escrow Fund pursuant to the indemnification provision of this Section 9.2 and the Escrow Agreement shall be Parent's exclusive remedy against the stockholders of Company for any Indemnifiable Damages described in this Section 9.2(a).

         9.3 Escrow Funds.

         (a) As exclusive security and remedy for the indemnity provided for in
Section 9.2(a) and (b) of this Agreement, the Escrow Shares (defined in Section 2.4(f) hereof) shall be registered in the names of the securityholders of Company but shall be deposited (together with assignments in blank executed by the securityholders of Company in connection with the surrender of their Certificates) with an institution selected by Parent with the reasonable consent of the Holders' Representative as escrow agent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein and in an Escrow Agreement among Parent, the Escrow Agent and the Holders' Representative (the "Escrow Agreement") substantially in the form attached hereto as Exhibit I. Subject to the terms of Section 9.3(b) of this Agreement, upon compliance with the terms hereof and the terms of the Escrow Agreement, the Parent Indemnitees shall be entitled to obtain indemnification from the Escrow Fund for all Parent Indemnifiable Damages covered by the indemnity provided for in Section 9.2 of this Agreement (it being understood that each Company Indemnitor's liability under this Agreement shall be limited to the Escrow Fund). The Escrow Agent, Parent, the Surviving Corporation and Merger Sub may rely upon any decision, act, consent or instruction of the Holders' Representative as being the decision, act, consent or instruction of each and all of the stockholders of Company. The Escrow Agent, Parent and Merger Sub are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Holders' Representative.

         (b) At any time until the earlier of the Expiration Date or the termination of the Escrow Agreement as provided therein, if any Parent Indemnitee makes a claim for Indemnifiable Damages and is entitled to indemnification pursuant to Section 9.2 hereof, the Escrow Agent shall, upon compliance with the procedures set forth in the Escrow Agreement, release to Parent (or other applicable Parent Indemnitee) such amount from the Escrow Fund which is equal in value to such Indemnifiable Damages. Escrow Shares so released shall be valued pursuant to the terms and conditions of the Escrow Agreement. Upon a distribution by the Escrow Agent to Parent (or other applicable Parent Indemnitee) pursuant to this Section, the Escrow Fund will be correspondingly reduced.

         9.4 Indemnification by Parent.

         (a) Subject to the limitations set forth herein, from and after the Effective Time, Parent will defend and indemnify each of the stockholders of Company immediately prior to the Effective Time and its Affiliates, directors, officers, stockholders, successors and assigns (collectively, the "Company Indemnitees"), against and hold each of them harmless from any and all losses, liabilities, Taxes, claims, suits, proceedings, demands, judgments, damages, expenses and costs, including, without limitation, reasonable counsel fees, costs and expenses incurred in the investigation, defense or settlement of any claims covered by this indemnity which any such Parent Indemnitee may suffer or incur by reason of (i) the inaccuracy or breach of any of the representations, warranties or covenants of Parent contained in this Agreement or any document, certificate or agreement delivered pursuant hereto or (ii) the issuance of the Additional Company Options in accordance with the terms hereof (items (i) and (ii) collectively, the "Company Indemnifiable Damages"). Parent shall be obligated to indemnify the Company Indemnities for Company Indemnifiable Damages pursuant to this Section 9.4 only if a claim for indemnification is made by the Holders' Representative on behalf of the Company Indemnitees prior to the Expiration Date. Notwithstanding the foregoing, the aggregate liability of Parent for all Company Indemnifiable Damages under this Section 9.4 shall not exceed an amount equal to the product of (i) 334,442 multiplied by (ii) the greater of the average of the closing sale prices of Parent Common Stock over the ten day period ending on the day prior to (x) the date hereof or (y) the date of the Closing.

         9.5 Third Party Claims. In the event Parent becomes aware of a third party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Holders' Representative of such claim, and the Holders' Representative, as representative for the securityholders of Company, shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such claim. Parent shall have the right in its sole discretion to conduct the defense of and settle any such claim; provided, however, that except with the consent of the Holders' Representative, no settlement of any such claim with third party claimants shall alone be determinative of the amount of Losses relating to such matter or whether such amounts shall be payable from the Escrow Fund. In the event that the Holders' Representative has consented to any such settlement, the securityholders of Company shall have no power or authority to object under any provision of this
Article 9 to the amount of any claim by Parent against the Escrow Fund with respect to such settlement.

         9.6 Holders' Representative.

         (a) The adoption and approval of this Agreement by the Company's stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares in escrow, and the appointment of the Stephen Fredrick as Holders' Representative to act for and on behalf of all stockholders of the Company, as the attorney-in-fact and agent of all such persons, to give and receive notices and communications, to authorize delivery of any shares of Parent Common Stock and cash, if any, from the Escrow Fund in satisfaction of claims by Parent Indemnitees, to object to such deliveries, to agree to, negotiate and enter into settlements and compromises of, and comply with orders and decrees with respect to such claims, and to take all actions necessary or appropriate in the judgment of such representative for the accomplishment of the foregoing. A decision, act, consent or instruction of the Holders' Representative shall constitute a decision of all the stockholders of Company and shall be final, binding and conclusive upon each of the stockholders of Company. Without limiting the generality of the foregoing, the Holders' Representative shall have full power and authority, on behalf of all the Company Stockholders and their successors, to interpret all the terms and provisions of this Agreement, to dispute or fail to dispute any Claim of Indemnifiable Damages against the Escrow Shares made by a Parent Indemnitee, to assert Claims of Indemnifiable Damages against any the Escrow Fund, to negotiate and compromise any dispute which may arise under this Agreement, to sign any releases or other documents with respect to any such dispute, and to authorize delivery of Escrow Shares pursuant to the Escrow Agreement or any other payments to be made with respect thereto.

         (b) The Holders' Representative, or any successor hereafter appointed, may resign and shall be discharged of his duties hereunder upon the appointment of a successor Holders' Representative as hereinafter provided. In case of such resignation, or in the event of the death or inability to act of the Representative, a successor shall be named from among the Stockholders by a majority of the members of the Board of Directors of who served on such board prior to the Merger. Each such successor Holders' Representative shall have all the power, authority, rights and privileges hereby conferred upon the original Holders' Representative, and the term "Holders' Representative" as used herein shall be deemed to include such successor Holders' Representative.

         (c) In performing any of its duties under this Agreement, or upon the claimed failure to perform his duties hereunder, the Holders' Representative shall not be liable to the Company stockholders or anyone else for any Indemnifiable Damages, losses or expenses which they may incur as a result of any act, or failure to act under this Agreement or the Escrow Agreement; provided, however, that the Representative shall be liable for Indemnifiable Damages arising out of actions or omissions that both (i) were taken or omitted not in good faith and (ii) constituted willful default or gross negligence under this Agreement or the Escrow Agreement. Accordingly, the Representative shall not incur any such Liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of his counsel given with respect to any questions relating to the duties and responsibilities of the Holders' Representative hereunder; or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Agreement or the Escrow Agreement, not only as to its due execution and to the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Holders' Representative shall in good faith believe to be genuine, to have been signed or presented by the purported proper person or persons and to conform with the provisions of this Agreement and the Escrow Agreement. The limitation of liability provisions of this Section shall survive the termination of this Agreement and the resignation of the Holders' Representative. The stockholders of Company shall severally indemnify the Holders' Representative and hold him harmless against any loss, liability or expense (including any expenses of legal counsel retained by the Holders' Representative) incurred without willful default, gross negligence or bad faith on the part of the Holders'

Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

                                   ARTICLE 10

                               PAYMENT OF EXPENSES

10.1 Payment of Expenses. Except as provided in Sections 2.3, 9, 11.1 or 11.2, Parent and Company shall each pay its own fees and expenses incurred incident to the Fairness Hearing, the Information Statement and the Registration Statement (collectively, the "Informational Expenses"), and all fees and expenses, other than Informational Expenses, incurred incident to the preparation and carrying out of the negotiation, execution and delivery of this Agreement and the performance of the transactions herein contemplated, including, without limitation, legal, accounting, travel fees and expenses ("Transactional Expenses").

                                   ARTICLE 11

                        TERMINATION, AMENDMENT AND WAIVER

         11.1 Termination.

         (a) This Agreement may be terminated at any time prior to the Effective Time, whether before or after Required Stockholder Vote has been obtained, by mutual written consent of the parties hereto.

         (b) This Agreement may be terminated at any time prior to the Effective Time by either Company or Parent if (i) the Effective Time shall not have occurred on or before January 30, 2001 (the "Termination Date"), whether before or after the Required Stockholder Vote has been obtained, or, if the Merger shall not have occurred by such date because of the failure of the condition set forth in Section 7.1(f), March 31, 2001, or (ii) any order, decree or injunction of a federal or state court preventing or restraining consummation of the Merger shall have become final and non-appealable, whether before or after the Required Stockholder Vote has been obtained, or (iii) there shall be any action taken, or any Legal Requirement enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity which would make consummation of the Merger illegal or otherwise render Parent or Company unable to consummate the Merger; or (iv) the Required Stockholder Vote shall not have been obtained pursuant to
Section 6.13 hereof; provided, that the right to terminate this Agreement shall not be available to any party hereto that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated (including without limitation the failure of the Required Stockholder Vote to have been obtained); or

         (c) This Agreement may be terminated at any time prior to the Effective Time by Parent if there has been a material breach by Company of any representation, warranty, covenant or agreement contained in this Agreement (other than Section 5.1(e)) and, if such breach is curable through the exercise of commercially reasonable efforts, such breach has not been cured within ten (10) business days after receipt by Company of written notice of such breach; provided, however, that such material breach has resulted in or is reasonably likely to result in a Company Material Adverse Effect; or

         (d) This Agreement may be terminated at any time prior to the Effective Time by Company if there has been a material breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement and, if such breach is curable through the exercise of commercially reasonable efforts, such breach has not been cured within ten (10) business days after receipt by Company of written notice of such breach; provided, however, that such material breach has resulted in or is reasonably likely to result in a Parent Material Adverse Effect; or

         (e) This Agreement may be terminated at any time prior to the Effective Time by Parent if (i) the board of directors of Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement (or any of its terms), or the transactions contemplated hereby (or disclosed an intention to do so) or failed to reconfirm such recommendation within five (5) business days after a written request by Parent to do so; or
(ii) Section 5.1(e) shall have been breached by Company in any material respect and Company shall have failed to promptly terminate the activity giving rise to such breach; or (iii) if Company shall take any of the actions that would be proscribed by Section 5.1(e) but for the exception therein allowing certain actions to be taken pursuant to clause (a) and (b); or

         (f) If (i) Company is not in material breach of any of the terms of this Agreement, (ii) the board of directors of Company approves entering into a binding written agreement concerning a transaction that constitutes a Superior Proposal and Company notifies Parent in writing that Company wishes to enter into such agreement, (iii) Parent does not make, within ten business days of receipt of Company's written notification of its desire to enter into a binding agreement for a Superior Proposal, an offer that the board of directors of Company believes, in good faith after consultation with a nationally recognized financial advisory firm, is at least as favorable, from a financial point of view, to the stockholders of Company as the Superior Proposal and (iv) Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 11.2. Company agrees to notify Parent promptly if its wish to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

         11.2 Effect of Termination.

         (a) In the event of termination of this Agreement by Company or Parent as provided in Section 11.1, this Agreement and the Certificate of Merger shall forthwith become void, other than the obligations of Company pursuant to Section 6.14(c), which shall survive the termination of this Agreement, and there shall be no liability or obligation on the part of the parties hereto or their respective officers or directors; provided, however, that no such termination will relieve any party from liability resulting from (i) the willful breach by a party hereto of any of its representations or warranties, or (ii) the willful breach by a party hereto of its covenants or agreements set forth in this Agreement, or (iii) in the case of Company, any obligation of Company to pay the amounts payable pursuant to Section 11.2(b).

         (b) In the event that this Agreement is terminated by Parent pursuant to Section 11.1(b)(iv), Section 11.1(c) because of an intentional or willful breach of a covenant by Company, Section 11.1(e)(i), (ii) or (iii), or Section 11.1(f), then Company shall pay promptly (but in no event later than two (2) business days after the date of such termination) a termination payment ("Termination Payment") equal to five percent (5%) of an amount equal to 4,950,000 multiplied by the greater of the average closing sale prices of Parent Common Stock over the ten day period ending on the day prior to (x) the date hereof and (y) the date of termination of this Agreement, which amount shall be exclusive of any expenses payable pursuant to Article 10 (Payment of Expenses) and shall be payable by wire transfer of same-day U.S. funds. Company acknowledges that the agreements contained in this Section 11.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails promptly to pay any amount due pursuant to this
Section 11.2(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against Company for the payment set forth in this
Section 11.2(b), Company shall pay to Parent all of Parent's costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount due from each date for payment until the date of such payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made plus two percent (2%). Parent and Company agree and acknowledge that the Termination Payment shall be deemed liquidated damages in respect of any breach or obligation hereunder. To the extent that Parent requests that Company pay the Termination Payment and such payment is paid in accordance with the terms of this Agreement, Parent shall not be entitled to exercise the Option under the Stockholders' Agreement. In the event Company terminates this Agreement pursuant to Section 11.1(d) because of an intentional or willful breach of a covenant by Parent, Company and Parent agree that Company's damages would be an amount equal to the Termination Payment and such amount shall be deemed liquidated damages in respect of any breach or obligation hereunder.

         11.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto. After approval of this Agreement and the transactions contemplated hereby by the stockholders of Company, no amendment hereto shall be made which by law requires the further approval of stockholders without obtaining such further approval.

         11.4 Extension; Waiver. At any time prior to the Effective Time, Parent, Merger Sub or Company, by such corporate action as shall be appropriate, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to Parent, Merger Sub or Company contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit thereof contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 12

                                     GENERAL

         12.1 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid, by telecopy, or by courier service, as follows:

                  If to Parent:

                  VINA Technologies, Inc.
                  39745 Eureka Drive
                  Newark, CA 94560
                  Attention:  Chief Financial Officer
                  Telecopier:  (510) 492-0808-1200

                  with a copy to:

                  Pillsbury Madison & Sutro LLP
                  50 Fremont Street
                  San Francisco, CA 94105
                  Attention:  Blair W. White, Esq.
                  Fax:  (415)  983-1200

                  and if to Company:

                  Woodwind Communications Systems, Inc.
                  20300 Century Boulevard, Suite 200B
                  Germantown, MD 20874
                  Attention:  Chief Executive Officer
                  Fax:  (301)

                  with a copy to:

                  Shaw Pittman
                  1676 International Drive
                  McLean, Virginia 22102
                  Attention:  Thomas J. Knox, Esq.
                  Fax:  (703) 790-7901

or to such other persons as may be designated in writing by the parties, by a notice given as aforesaid.

         12.2 Headings; Construction. The descriptive headings of the several sections of this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

         12.3 Counterparts. This Agreement may be executed in counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument.

         12.4 Binding Effect; Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that (i) the provisions of Article 9 shall be for the benefit of, and enforceable by, the Company Indemnitees through the Holders' Representative, (ii) the provisions of Article 2 shall be for the benefit of, and enforceable by the stockholders of the Company and (iii) the provisions of
Section 6.4 shall be for the benefit of, and enforceable by the past and present directors and officers of the Company.

         12.5 Entire Agreement; Assignment. This Agreement along with each of the exhibits and schedules hereto and the Confidentiality Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and (b) may not be assigned by operation of law or otherwise.

         12.6 Schedules and Exhibits. All Exhibits and Schedules attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein, and each disclosure in any Schedule shall be deemed to be a representation and warranty made by the disclosing party. The disclosures in any Schedule must relate only to the representations and warranties in the Section of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules hereto (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

         12.7 Applicable Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware as applied to contracts entered into solely between residents of, and to be performed entirely in, such state. The parties hereto do hereby irrevocably submit to the jurisdiction of any state or federal court located in the State of Delaware, solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12.1 (Notices) hereof, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND WITH THE ADVICE OF COUNSEL HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

         12.8 Severability. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

         12.9 Remedies Cumulative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to herein will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of any right, power or privilege.

         12.10 Specific Performance. The parties hereto agree and acknowledge that, in the event of a breach of any provision of this Agreement, the aggrieved party may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to obtain specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement and to obtain reasonable attorneys' fees. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

         12.11 Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use all commercially reasonable efforts to take, or cause to be taken, all action and to do or cause to be done all things necessary, proper or advisable consistent with applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as possible, to obtain all necessary approvals of any Governmental Entity in a manner that does not materially alter the underlying obligations of the parties and, in any event, is on terms equally favorable to Company, and to effect any required filings, registrations and notifications. Subject to the terms and conditions of this Agreement, the parties hereto shall do and perform or cause to be done and performed all such further actions and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party hereby may reasonably request in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby, and each party hereto shall use commercially reasonable efforts to cause the conditions set forth in Article 7 to be satisfied. Notwithstanding the foregoing, neither Parent nor Merger Sub shall be required to agree to any divestiture by Parent or Company or any of their respective subsidiaries or Affiliates of shares of capital stock or of any business, assets or property of Parent or Company or their respective subsidiaries or Affiliates, or to the imposition of any material limitation on the ability of any of Parent or Company or their respective subsidiaries and Affiliates to conduct their businesses or to own or exercise control of such assets, properties and stock.


                             [Signatures Next Page]

         IN WITNESS WHEREOF, Parent, Merger Sub and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first above written.


                                      VINA TECHNOLOGIES, INC.,
                                      a Delaware corporation


                                      By
                                         --------------------------------------

                                      Title
                                            -----------------------------------



                                      WOODWIND COMMUNICATIONS SYSTEMS, INC.,
                                      a Delaware corporation


                                      By
                                         --------------------------------------

                                      Title
                                            -----------------------------------



                                      WCS ACQUISITION SUBSIDIARY, INC.,
                                      a Delaware corporation


                                      By
                                         --------------------------------------

                                      Title
                                            -----------------------------------

                      [SIGNATURE PAGE TO MERGER AGREEMENT]